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                                                                     Exhibit 2.1





                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         PROGRESS SOFTWARE CORPORATION,

                             ACTC ACQUISITION CORP.,

                              ACTIONAL CORPORATION,

                  CERTAIN STOCKHOLDERS OF ACTIONAL CORPORATION

                                       AND

           STANDISH O'GRADY, AS THE COMPANY STOCKHOLDER REPRESENTATIVE

                                   DATED AS OF

                                JANUARY 18, 2006
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                                TABLE OF CONTENTS
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ARTICLE 1    The Merger.........................................................1
      1.1      Certain Definitions..............................................1
      1.2      The Merger.......................................................7
      1.3      Effective Time; Closing..........................................8
      1.4      Effect of the Merger.............................................8
      1.5      Certificate of Incorporation; Bylaws.............................8
      1.6      Directors and Officers...........................................8
      1.7      Effect on Capital Stock..........................................8
      1.8      Merger Consideration.............................................9
      1.9      Election to Receive Shares of Parent Stock......................11
      1.10     Surrender of Certificates; Delivery of Merger Consideration.....12
      1.11     Allocation of Total Merger Consideration........................14
      1.12     Distribution of Merger Consideration............................15
      1.13     No Further Ownership Rights in Company Stock....................15
      1.14     Company Stockholder Representative..............................15
      1.15     Taking of Necessary Action; Further Action......................17
      1.16     Dissenters' Rights..............................................17

ARTICLE 2    Representations and Warranties of the Company Stockholders........18
      2.1      Organization....................................................18
      2.2      Authority; Non-Contravention....................................18
      2.3      Title to Company Stock..........................................19
      2.4      Waiver of Appraisal Rights......................................19
      2.5      Agreements with the Company.....................................20
      2.6      Brokers' and Finders' Fees......................................20
      2.7      Private Placement...............................................20
      2.8      Limitations on Transfer.........................................20
      2.9      Restrictive Legends.............................................21
      2.10     Accredited Investor.............................................21
      2.11     Investment Intent...............................................21
      2.12     Investment Experience and Status................................22
      2.13     Acknowledgement of Risk.........................................22
      2.14     Documents Delivered; Information................................22
      2.15     No General Solicitation.........................................22
      2.16     Further Representations by Foreign Stockholders.................22
      2.17     Professional Advice.............................................23

ARTICLE 3    Representations and Warranties of the Company.....................23
      3.1      Organization; Subsidiaries......................................23
      3.2      Company Capitalization..........................................24
      3.3      Obligations With Respect to Capital Stock.......................26
      3.4      Authority; Non-Contravention....................................26
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      3.5      Financial Statements............................................27
      3.6      Absence of Certain Changes or Events............................28
      3.7      Taxes...........................................................28
      3.8      Title to Properties.............................................30
      3.9      Intellectual Property...........................................31
      3.10     Compliance with Laws............................................37
      3.11     Litigation......................................................37
      3.12     Employee Benefit Plans..........................................37
      3.13     Employment Matters..............................................39
      3.14     Environmental Matters...........................................40
      3.15     Certain Agreements..............................................41
      3.16     Brokers' and Finders' Fees......................................42
      3.17     Insurance.......................................................43
      3.18     Customers; Accounts Receivable..................................43
      3.19     Board Approval..................................................44
      3.20     Minutes and Stock Records.......................................44
      3.21     Accounting System...............................................44
      3.22     Corrupt Practices...............................................44
      3.23     Disclosure......................................................44
      3.24     Voting Agreement................................................45
      3.25     Private Placement...............................................45
      3.26     Information Statement...........................................45

ARTICLE 4    Representations and Warranties Regarding Parent and Merger Sub....45
      4.1      Organization of Parent and Merger Sub...........................46
      4.2      Authority; Non-Contravention....................................46
      4.3      Litigation......................................................48
      4.4      Brokers' and Finders' Fees......................................48
      4.5      Sufficient Funds................................................48
      4.6      Private Placement...............................................48
      4.7      Business of Parent..............................................48
      4.8      Information Statement...........................................48

ARTICLE 5    Conduct Prior to the Effective Time...............................48
      5.1      Conduct of Business by the Company..............................48
      5.2      Tax Matters.....................................................49

ARTICLE 6    Covenants.........................................................49
      6.1      Information Statement...........................................49
      6.2      Other Holders of Company Stock..................................50
      6.3      Approval by Stockholders of the Company.........................50
      6.4      Confidentiality.................................................50
      6.5      No Solicitation.................................................51
      6.6      Public Disclosure...............................................52
      6.7      Reasonable Efforts; Notification................................52
      6.8      Benefit Plans...................................................52
      6.9      Indemnification, Exculpation and Insurance Plans................53
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      6.10     Company 401(k) Plan.............................................53
      6.11     Takeover Statutes...............................................54
      6.12     Company Audited Financial Statements............................54
      6.13     Shelf Registration Statement....................................54
      6.14     Company Employee Bonuses........................................55
      6.15     Upstream Merger.................................................55
      6.16     Termination of Financing Documents..............................56

ARTICLE 7    Indemnification; Survival of Representations......................56
      7.1      Agreement to Indemnify..........................................56
      7.2      Survival; Limitation of Liability...............................57
      7.3      Process of Indemnification for Parent Claims....................59
      7.4      Exclusive Remedy................................................61
      7.5      Release of Claims...............................................61

ARTICLE 8    Closing Conditions................................................62
      8.1      Conditions to Obligations of Each Party to Effect the Merger....62
      8.2      Additional Conditions to Obligations of the Company.............63
      8.3      Additional Conditions to the Obligations of Parent and Merger
               Sub.............................................................64

ARTICLE 9    Termination, Amendment and Waiver.................................67
      9.1      Termination.....................................................67
      9.2      Notice of Termination; Effect of Termination....................69
      9.3      Fees and Expenses...............................................69
      9.4      Amendment.......................................................69
      9.5      Extension; Waiver...............................................69

ARTICLE 10    General Provisions...............................................69
      10.1     Tax Matters.....................................................69
      10.2     Notices.........................................................71
      10.3     Interpretation; Certain Defined Terms...........................73
      10.4     Counterparts....................................................73
      10.5     Entire Agreement; Third-Party Beneficiaries.....................73
      10.6     Severability....................................................74
      10.7     Other Remedies; Specific Performance; Fees......................74
      10.8     Governing Law; Submission to Jurisdiction.......................74
      10.9     Rules of Construction...........................................74
      10.10    Assignment......................................................75
      10.11    Waiver of Jury Trial............................................75


Exhibit A - Form of Company Officer Certificate
Exhibit B - Form of Certificate of Outstanding Indebtedness and Transaction Expenses
Exhibit C - Form of Escrow Agreement

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                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of January 18, 2006, by and among Progress Software Corporation, a Massachusetts corporation ("PARENT"), ACTC Acquisition Corp., a Delaware corporation and a wholly owned first-tier Subsidiary of Parent ("MERGER SUB"), Actional Corporation, a Delaware corporation (the "COMPANY"), the stockholders the Company named on Schedule I hereto (the "PRINCIPAL STOCKHOLDERS"), the other stockholders of the Company who become bound by this Agreement pursuant to the terms hereof (collectively, with the Principal Stockholders, the "COMPANY STOCKHOLDERS"), and Standish O'Grady (the "COMPANY STOCKHOLDER REPRESENTATIVE").

                                    RECITALS

      A. The respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, and declared advisable the merger of Merger Sub with and into the Company (the "MERGER") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended and currently in effect ("DELAWARE LAW") and, to the extent applicable, the General Corporation Law of the State of California, as amended and currently in effect ("CALIFORNIA LAW").

      B. The respective Boards of Directors of Merger Sub and the Company have recommended this Agreement for adoption and approval by their respective stockholders, and each of the Principal Stockholders, by his, her or its execution hereof, has consented to the Merger.

      In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

                                    ARTICLE 1
                                   THE MERGER

      1.1 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

            1.1.1 "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to, or involving:
(A) any acquisition or purchase by any Person or "group" (as defined under
Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% beneficial ownership interest in the total outstanding voting securities of any Target Company; (B) any tender offer or exchange offer that if consummated would result in any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of any Target Company; (C) any merger, consolidation, business combination or similar transaction involving any Target Company pursuant to which the stockholders of the Company or such Subsidiary immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (D) any sale, lease, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of any material assets of any Target Company; or (E) any liquidation or dissolution of any Target Company.
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            1.1.2 "ADAPTER BUSINESS" shall mean the business sold pursuant to the iWay Asset Purchase Agreement.

            1.1.3 "AVERAGE PARENT STOCK PRICE" shall mean the average of the closing prices of the Parent Stock as reported on the Nasdaq National Market on the thirty trading days prior to the Closing Date.

            1.1.4 "BASE MERGER CONSIDERATION" shall mean $35,000,000.

            1.1.5 "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

            1.1.6 "COMPANY AUDITED FINANCIAL STATEMENTS" shall mean consolidated financial statements of the Company that, in the reasonable opinion of Parent, fulfill the filing obligations of Parent under Form 8-K, including any required audit report of an independent accountant and the consent of such accountant to the inclusion or incorporation by reference of any such audit report in any registration statement filed by Parent under the Securities Act.

            1.1.7 "COMMERCIALLY AVAILABLE SOFTWARE" shall mean any commercially available third-party "off-the-shelf" software for which the aggregate fees (excluding customary ongoing maintenance and support fees) have not exceeded, and are not reasonably expected to exceed, $5,000 per year or $15,000 for a perpetual license (regardless of the number of sites, users, seats, installed CPUs or other measurement criteria).

            1.1.8 "COMPANY COMMON STOCK" shall mean the common stock, par value par value $0.01 per share, of the Company.

            1.1.9 "COMPANY EMPLOYEE BONUSES" shall mean the bonuses approved by the Board of Directors of the Company on January 18, 2006, providing for the payment of bonuses, on the terms and subject to the conditions stated therein, to employees of the Company pursuant to the written consent of the Board of Directors delivered to Parent on the date hereof.

            1.1.10 "COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement, trust or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, which is or has been maintained, contributed to, or required to be contributed to, by any Target Company for the benefit of any Employee or any relative or dependent of any Employee, including without limitation (i) each "employee benefit plan" within the meaning of Section 3(3) of ERISA, (ii) any stock, stock option, stock appreciation right, stock purchase, bonus, deferred compensation, pension, profit-sharing, commission, retirement, severance, retention, change of control, or similar plan, contract or arrangement, and (iii) any provision in any staff handbook or written employment policies for any Target Company.

            1.1.11 "COMPANY MATERIAL ADVERSE EFFECT" means any change, event, circumstance or effect (whether or not such change, event, circumstance or effect constitutes a breach of a representation, warranty or covenant regarding the Company in this Agreement) that is or is reasonably likely to be materially adverse to the business, assets (including intangible

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assets), capitalization, financial condition, operations, results of operations or prospects of the Target Companies, taken as a whole; provided, however, that a Company Material Adverse Effect shall not include (i) any change in the market price or trading volume of the stock of Parent or of any publicly traded software companies, or publicly-traded companies comparable to the Company or the Parent, or relating to or resulting from the domestic or international securities markets in general; (ii) any change that the Company can reasonably demonstrate arises out of conditions affecting the economy or industry of the Company or Parent in general, except to the extent that such conditions shall have a disproportionate effect on the Target Companies; (iii) the acquisition, change of control or initial public offering of any competitor of the Company or Parent; (iv) any change or effect resulting from a change in accounting rules or procedures announced after the date of this Agreement by the Financial Accounting Standards Board, the SEC or any other accounting body with authority to promulgate GAAP; (v) any effect, event or change resulting from a breach of this Agreement by Parent; (vi) any effect, event or change resulting from or arising out of any change in any law enacted after the date of this Agreement which is applicable to Parent or any Target Company; (vii) the outbreak of war or international hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such war, hostilities, acts of war, sabotage or terrorism or military actions, whether in the United States or elsewhere, except to the extent that any such event shall have a disproportionate effect on the Target Companies; or (viii) any effect, event or change that the Company can reasonably demonstrate results from the public disclosure of this Agreement or the transactions contemplated hereby.

            1.1.12 "COMPANY OFFICER CERTIFICATE" shall mean the certificate of the Chief Executive Officer and Chief Financial Officer of the Company pursuant to Section 8.3.1 in the form attached hereto as Exhibit A.

            1.1.13 "COMPANY OPTION" shall mean each outstanding unexercised option, warrant or other right whatsoever to purchase Company Stock, whether or not vested or fully exercisable, granted under any Company Option Plan or otherwise.

            1.1.14 "COMPANY OPTION PLAN(s)" shall mean the 2001 Stock Plan and the 2004 Stock Plan.

            1.1.15 "COMPANY PREFERRED STOCK" shall mean the Series AA-1 Preferred Stock, the Series AA-2 Preferred Stock and the Series BB Preferred Stock.

            1.1.16 "COMPANY PREFERRED STOCKHOLDER" shall mean a holder of record of any shares of Company Preferred Stock as of the Effective Time.

            1.1.17 "COMPANY SECRETARY'S CERTIFICATE" shall mean the certificate of the Secretary of the Company pursuant to Section 8.3.18.

            1.1.18 "COMPANY STOCK" shall mean the Company Common Stock and Company Preferred Stock.

            1.1.19 "CONFIDENTIAL INFORMATION" shall mean any information concerning the business and affairs of Parent and its Subsidiaries or the Target Companies, as the case may be, that is not already generally available to the public, other than (i) information which becomes

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generally available to the public other than as a result of a disclosure in violation of this Agreement, and (ii) information which becomes available to the applicable Party on a non-confidential basis from a Person who is not known or reasonably suspected (in each case after reasonable inquiry) by such Party to be bound not to disclose the information. All information concerning the business and affairs of Parent and its Subsidiaries and the Target Companies (including the information contained in the Company Disclosure Schedule) shall be presumed to be Confidential Information, and the applicable Party who receives such Confidential Information shall have the burden of proving that any such information is not Confidential Information.

            1.1.20 "CORE REPRESENTATIONS" shall mean the representations and warranties of the Company identified in Part 1.1.20 of the Parent Disclosure Schedule.

            1.1.21 "EMPLOYEE" shall mean any current, former or retired employee, officer, director of the Company or any ERISA Affiliate.

            1.1.22 "EMPLOYEE AGREEMENT" shall mean each management, employment, retention, severance, change-of-control, consulting, indemnification, relocation, repatriation, expatriation, visa, work permit or similar agreement or contract between the Company or any ERISA Affiliate and any Employee or consultant, including any offer letter.

            1.1.23 "ENCUMBRANCES" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, restrictive covenant, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, in each case except as arising under applicable federal or state securities laws) and, in the case of leasehold real property, rent and service charges, except for liens for Taxes not yet due and payable.

            1.1.24 "ENVIRONMENTAL CLAIM" shall mean any notice alleging potential liability (including potential liability for investigatory costs, cleanup costs, response or remediation costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or release of any Environmental Material at any location, whether or not owned by that party or any of its affiliates or
(b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law and, in each case, which is reasonably likely to have a Company Material Adverse Effect.

            1.1.25 "ENVIRONMENTAL LAWS" shall mean any and all statutes, regulations and ordinances relating to the protection of public health, safety or the environment.

            1.1.26 "ENVIRONMENTAL MATERIAL" shall mean PCBs, asbestos, petroleum and its by-products, any substance that has been designated by any Governmental Entity or by applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the

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environment, and all other substances or constituents that are regulated by, or form the basis of liability under, any Environmental Law.

            1.1.27 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            1.1.28 "ERISA AFFILIATE" shall mean any other Person under common control with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

            1.1.29 "ESCROW PERCENTAGE" shall mean (i) $3,500,000 divided by (ii) $35,000,000 less the sum of the Outstanding Indebtedness (other than the Company Employee Bonuses) and the Excess Transaction Expenses, in each case as stated on the certificate delivered pursuant to Section 1.8.4.

            1.1.30 "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

            1.1.31 "FINANCING DOCUMENTS" shall mean each of the agreements and letters referred to in Section 8.3.12 hereof.

            1.1.32 "FMLA" shall mean the Family Medical Leave Act of 1993, as amended.

            1.1.33 "FRAUD CLAIMS" shall mean any Parent Claims arising out of fraud by the Company or any holder of Company Stock.

            1.1.34 "GOVERNMENTAL ENTITY" shall mean any court, administrative agency or commission or other governmental or regulatory authority or instrumentality, foreign or domestic.

            1.1.35 "IP REPRESENTATIONS" shall mean the representations and warranties in Section 3.9.

            1.1.36 "IRS" shall mean the Internal Revenue Service.

            1.1.37 "LEGAL REQUIREMENT" shall mean any federal, state, local, municipal, provincial, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

            1.1.38 "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA.

            1.1.39 "OTHER INTERESTED COMPANY" shall mean the companies listed in
Part 1.1.39 of the Parent Disclosure Schedule.

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            1.1.40 "PARENT STOCK" shall mean the common stock, $0.01 par value per share, of Parent.

            1.1.41 "PARTIES" shall mean Parent, Merger Sub, the Company, the Company Stockholders and the Company Stockholder Representative.

            1.1.42 "PENSION PLAN" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

            1.1.43 "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

            1.1.44 "REQUIRED STOCKHOLDER VOTE" shall mean the affirmative vote, by written consent in accordance with Section 228(a) of the Delaware Law (and if applicable, California Law), of the holders of a majority of the votes entitled to be cast by the holders of the outstanding shares of Company Stock (voting together as a single class on an as-converted to Company Common Stock basis) entitled to vote at a duly called meeting of stockholders of the Company, the separate affirmative vote, by similar written consent, of the holders of a majority of the outstanding shares of Company Common Stock (voting together as a single class), and the separate affirmative vote, by similar written consent, of the holders of not less than 60% of the outstanding shares of Company Preferred Stock (voting together as a single class on an as-converted to Company Common Stock basis).

            1.1.45 "SEC" shall mean the United States Securities and Exchange Commission.

            1.1.46 "SECURITIES ACT" shall mean the United States Securities Act of 1933, as amended.

            1.1.47 "SERIES AA-1 PREFERRED STOCK" shall mean the Series AA-1 Preferred Stock, par value $0.01 per share, of the Company.

            1.1.48 "SERIES AA-2 PREFERRED STOCK" shall mean the Series AA-2 Preferred Stock, par value $0.01 per share, of the Company.

            1.1.49 "SERIES BB PREFERRED STOCK" shall mean the Series BB Preferred Stock, par value $0.01 per share, of the Company.

            1.1.50 "STOCKHOLDER ACTION" shall mean any action, suit, demand, proceeding, investigation or claim by any holder of Company Stock for actions or omissions by the Company or any of its directors, officers, employees, stockholders, affiliates or agents relating to the transactions contemplated by this Agreement based upon misrepresentation, lack of disclosure, oppression, duress, noncompliance with any Legal Requirement or otherwise in connection with this Agreement.

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            1.1.51 "SUBSIDIARY" of a specified entity shall mean any
corporation, partnership, limited liability company, joint stock company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

            1.1.52 "TARGET COMPANY" shall mean any of the Company and its Subsidiaries.

            1.1.53 "TARGET AUDIT FEES" shall mean any and all fees and expenses incurred by Parent or any Target Company in connection with any audit of the financial statements of the Target Companies that Parent shall determine, in its sole and reasonable discretion, to be necessary to meet its obligations under federal securities laws. The Target Audit Fees shall be calculated in accordance with Part 1.1.53 of the Parent Disclosure Schedule.

            1.1.54 "TAX" or "TAXES" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, stamp duty, stamp duty land tax, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

            1.1.55 "TAX RETURN" shall mean any return (including any land transaction return), declaration, report, claim for refund, notice, accounting computations, assessment, election or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            1.1.56 "VOTING AGREEMENT" shall mean the Amended and Restated Voting Agreement, dated as of October 12, 2004, by and among the Company and certain stockholders of the Company parties thereto.

      1.2 THE MERGER. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law (and if applicable, California Law), at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

      1.3 EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing a certificate of merger consistent with this Agreement with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (and if applicable, California Law) (the "CERTIFICATE OF MERGER"), the time of such filing (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the "EFFECTIVE TIME", as soon as

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practicable on or after the Closing Date (as defined below). The closing of the
Merger (the "CLOSING") shall take place at the offices of Foley Hoag LLP, Seaport World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts, at 10:00 a.m., Boston time, on the date hereof, or at such other time, date and location as Parent and the Company hereto agree in writing (the "CLOSING DATE").

      1.4 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law (and if applicable, California Law). Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      1.5 CERTIFICATE OF INCORPORATION; BYLAWS.

            1.5.1 The Certificate of Merger shall provide that, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be in the form of the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided, however, that as of the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall read: "The name of the corporation is Actional Corporation."

            1.5.2 At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

      1.6 DIRECTORS AND OFFICERS. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

      1.7 EFFECT ON CAPITAL STOCK. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holders of Company Stock or the holders of any of the following securities:

            1.7.1 At the Effective Time, each share of Company Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Company Stock to be canceled pursuant to Section 1.7.2 and any Dissenting Shares (as defined, and to the extent provided in, Section 1.16.1), will be canceled and extinguished and automatically converted (subject to Section 1.7.2) into the right to receive such portion of the Total Merger Consideration (as defined below) as shall be determined pursuant to the terms of the Certificate of Incorporation of the Company. Upon surrender of certificates representing shares of Company Stock in the manner provided in Sections 1.10 and 1.12, the holder thereof shall be entitled to receive, at such time as any portion of the Total Merger Consideration shall become payable to such holder pursuant to Sections
1.8 through 1.12, such portion of such Total Merger Consideration as shall be applicable to such holder's ownership of Company Stock represented by such certificates. Immediately prior to the Effective Time, all of the outstanding and unexercised Company Options shall become fully vested and exercisable, and at the Effective Time, all of the outstanding and unexercised Company Options shall be canceled and extinguished.

            1.7.2 At the Effective Time, each share of Company Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly owned Subsidiary of the Company or Parent immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof.

            1.7.3 At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub ("MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

            1.7.4 The applicable portion of the Total Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into any Company Stock), reorganization, recapitalization, reclassification or other like change with respect to any Company Stock occurring on or after the date hereof and prior to the Effective Time.

      1.8 MERGER CONSIDERATION.

            1.8.1 The total consideration into which all of the shares of Company Stock outstanding immediately prior to the Effective Time shall be converted (the "TOTAL MERGER CONSIDERATION") shall consist of the Base Merger Consideration minus (i) the Company Employee Bonuses and (ii) ninety-two percent (92%) of the sum of (A) the Outstanding Indebtedness (other than the Company Employee Bonuses) and (B) the Excess Transaction Expenses.

            1.8.2 The "OUTSTANDING INDEBTEDNESS" shall mean all Indebtedness of the Target Companies as of the Effective Time. "INDEBTEDNESS" shall mean (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments and all reimbursement or other similar obligations in respect of letters of credit (excluding standby letters of credit issued in connection with the Company's real property leases), bankers acceptances, or other similar financial products, (iii) all obligations or liabilities secured by any Encumbrance on any asset of any Target Company, (iv) all obligations for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of business consistent with past practice and repayable in accordance with customary trade practices), (v) all obligations guaranteeing any monetary obligation of any Person other than the Target Companies that constitutes Indebtedness under any of clauses (i) through (iv) above, and (vi) all obligations for Company Employee Bonuses. For the purposes of the preceding sentence, the term "ALL OBLIGATIONS" includes, without limitation, any and all principal, interest, fees and other costs.

            1.8.3 The "EXCESS TRANSACTION EXPENSES" shall mean the excess over $500,000 of all Transaction Expenses. The "TRANSACTION EXPENSES" shall mean all costs and expenses incurred or payable by any Target Company in connection with the negotiation, preparation and performance of this Agreement and the consummation of the transactions contemplated hereby, including (i) fees and disbursements of investment bankers, brokers, dealers, finders, other financial advisors, counsel, accountants and consultants related to the transactions contemplated hereby, (ii) any obligations of any Target Company that become payable either as a result of the consummation of the transactions contemplated hereby alone or as a result of termination of employment in connection therewith (regardless of the amount of time that may lapse between the Closing Date and the date of such termination), including any such obligations under the agreements disclosed in Part 3.12.1 or Part 3.15.1 of the Company Disclosure Schedule, but excluding the payments listed in Part 1.8.3 of the Company Disclosure Schedule (as defined below) that may be due to employees of the Target Companies pursuant to the employment agreements listed in Part 1.8.3 of the Company Disclosure Schedule as a result of the constructive termination of those employees on or after the Closing, (iii) one half of the amounts payable to the Escrow Agent in accordance with the Escrow Agreement, including any amounts payable pursuant to Section 7 or Section 8 of the Escrow Agreement, and
(iv) the Target Audit Fees. Prior to the Closing, the Company shall request that each of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Deloitte & Touche LLP, Perseus Advisors, LLC, and any other service firm provide to the Company a final invoice for all services rendered to all Target Companies through and including the Closing Date, which invoice shall include an estimate of the maximum amount of fees and disbursements expected to be incurred for services rendered to the Target Companies after the Closing Date.

            1.8.4 At the Closing, the Company shall deliver to Parent a certificate in substantially the form attached hereto as Exhibit B and satisfactory to Parent, dated the Closing Date and signed by the President and Chief Executive Officer and Chief Financial Officer of the Company, as to their good faith determination of the Outstanding Indebtedness and the Transaction Expenses, which certificate shall provide an itemization, satisfactory to Parent, of each component of the Outstanding Indebtedness and their good faith estimate of the Transaction Expenses. For each Transaction Expense, such certificate shall specify the name of each payee, the amount paid or estimated in good faith to be payable to each payee, and the nature of the obligation giving rise to the payment.

            1.8.5 If, after the Closing, there shall be more than $5,000 of Excess Transaction Expenses not identified on the certificate delivered pursuant to Section 1.8.4, Parent shall so notify the Company Stockholder Representative and Parent shall be entitled to deduct the appropriate amount of such Excess Transaction Expenses from the Escrow Fund in satisfaction of such obligation of the Company Stockholders.

            1.8.6 If Parent shall determine that the aggregate Excess Transaction Expenses actually incurred are more than $5,000 less than the Excess Transaction Expenses reflected in the calculation of Excess Transaction Expenses at the Closing, Parent shall so notify the Company Stockholder Representative. The Company Stockholder Representative shall promptly provide Parent and the Surviving Corporation with an allocation, prepared in accordance with this
Article 1, of such excess among the holders of Company Stock. Promptly after receipt of such allocation, Parent shall deliver the excess to the holders of Company Stock in accordance with such allocation.

      1.9 ELECTION TO RECEIVE SHARES OF PARENT STOCK.

            1.9.1 Each Company Preferred Stockholder shall be entitled, subject to and in accordance with this Section 1.9, to elect to receive shares of Parent Stock in lieu of the cash payment which such holder would otherwise be entitled to receive under this Agreement with respect to the shares of Company Stock held by such holder. Each Company Preferred Stockholder may elect to receive shares of Parent Stock only by properly completing, executing and delivering to Parent or the Surviving Corporation a Stockholder Agreement or a comparable instrument satisfactory to Parent (which agreement or instrument shall expressly indicate the Company Preferred Stockholder's election to receive shares of Parent Stock) together with the other documents described in Section 1.10.2.

            1.9.2 The number of shares of Parent Stock which an electing Company Preferred Stockholder shall be entitled to receive shall be determined by dividing (i) the applicable portion of the Total Merger Consideration which such Company Preferred Stockholder is entitled to receive under Section 1.11 of this Agreement with respect to the shares of Company Stock held by such holder by
(ii) the Average Parent Stock Price. Notwithstanding the foregoing, no fractional share of Parent Stock shall be issued in respect of any portion of the Total Merger Consideration, and no Company Preferred Stockholder shall be entitled to receive any such fractional share. If a Company Preferred Stockholder would otherwise be entitled to receive a fractional share of Parent Stock, then Parent shall, in lieu thereof, pay to such Company Preferred Stockholder an amount in cash equal to the product of such fraction and the Average Parent Stock Price.

            1.9.3 Notwithstanding any provision of this Agreement or any other document to the contrary, Parent shall not be required to issue any shares of Parent Stock to a Company Preferred Stockholder, and such Company Preferred Stockholder shall not be entitled to receive any shares of Parent Stock, if Parent shall not be satisfied, in its sole discretion, that such Company Preferred Stockholder is an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. If Parent is unable to satisfy itself, in its sole discretion, that a Company Preferred Stockholder is an "accredited investor" as so defined, or that the issuance of shares of Parent Stock to such Company Preferred Stockholder is otherwise lawful, then such Company Preferred Stockholder shall be entitled to receive the applicable portion of the Total Merger Consideration attributable to the shares of Company Stock held by such Company Preferred Stockholder solely in cash.

            1.9.4 A Company Preferred Stockholder that submits to Parent or the Surviving Corporation a Stockholder Agreement executed by such Company Preferred Stockholder that Parent determines, in its sole and reasonable discretion, does not properly make an election to receive shares of Parent Stock shall be deemed to have elected to receive the applicable portion of the Total Merger Consideration attributable to the shares of Company Stock held by such Company Preferred Stockholder in cash, provided that Parent shall provide any such Company Preferred Stockholder with notice and an opportunity to cure any such defective election within five (5) business days after Parent provides such notice. A Company

Preferred Stockholder that does not, on or before the 20th day after Parent or the Surviving Corporation shall have sent to such Company Preferred Stockholder the documents described in Section 1.10.2 (such 20-day period being referred to as the "STOCK ELECTION PERIOD"), comply with the requirements of Section 1.9.1 for an election to receive shares of Parent Stock, shall be deemed to have elected to receive the applicable portion of the Total Merger Consideration attributable to the shares of Company Stock held by such Company Preferred Stockholder in cash.

            1.9.5 A Company Preferred Stockholder may change such Company Preferred Stockholder's election pursuant to this Section 1.9 only with the prior written consent of Parent, which consent shall not be unreasonably withheld during the Stock Election Period. Subject to the five (5) business day cure period described in Section 1.9.4 for Company Preferred Stockholders entitled thereto, a Company Preferred Stockholder's election shall become irrevocable upon the expiration of the Stock Election Period.

            1.9.6 Parent intends to issue shares of Parent Stock pursuant to this Section 1.9 in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, and/or Section 4(2) of the Securities Act, and in reliance on exemptions from the registration or qualification requirements of state securities or "blue sky" laws.

            1.9.7 Notwithstanding Section 1.10.6, the right to make an election pursuant to this Section 1.9 is personal to each Company Preferred Stockholder and may not be assigned or otherwise transferred to any Person without the prior written consent of Parent, which consent shall not be unreasonably withheld. Any such assignment or transfer without Parent's consent shall be void. Parent shall not be required to issue any shares of Parent Stock to or in the name of any Person other than a Company Preferred Stockholder who shall have validly elected to receive shares of Parent Stock in accordance with this Section 1.9.

      1.10 SURRENDER OF CERTIFICATES; DELIVERY OF MERGER CONSIDERATION.

            1.10.1 At the Closing, Parent shall deliver to U.S. Bank, as escrow agent (the "ESCROW AGENT"), pursuant to an escrow agreement (the "ESCROW AGREEMENT") in substantially the form attached as Exhibit C hereto, (i) shares of Parent Stock representing the Escrow Percentage of the number of shares of Parent Stock (rounded up to the nearest whole share) which each Company Preferred Stockholder shall have elected, prior to the Closing, to receive as Merger Consideration and (ii) by certified or bank check or wire transfer, an amount in cash equal to the Escrow Percentage of the portion of the Total Merger Consideration allocated to each other holder of Company Stock (such shares of Parent Stock and such amount of cash constituting the "ESCROW FUND"). The Escrow Fund shall be distributed in accordance with the terms of the Escrow Agreement, it being understood that distributions of the Escrow Fund to Company Stockholders shall be made in proportion to the allocation of the Total Merger Consideration under this Article 1. If any Company Preferred Stockholder shall validly elect to receive shares of Parent Stock in accordance with Section 1.9, Parent shall promptly deliver to the Escrow Agent for deposit in the Escrow Fund shares of Parent Stock representing the Escrow Percentage of the number of shares of Parent Stock (rounded up to the nearest whole share) issuable to such Company Preferred Stockholder, subject to the return to Parent of the amount of cash deposited by Parent in the Escrow Fund with respect to such Company Preferred Stockholder. Parent and the Company Stockholder Representative shall cause the Escrow Agent to return such cash to Parent.

            1.10.2 Promptly (but in no event later than five (5) business days) after the Effective Time, Parent or the Surviving Corporation shall mail to each holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Preferred Stock (a "CERTIFICATE") (i) a notice of the effectiveness of the Merger, (ii) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Parent or the Surviving Corporation and shall contain such other provisions as Parent or the Surviving Corporation may specify), (iii) instructions for use in surrendering such Certificates and receiving the applicable portion of the Total Merger Consideration in respect thereof, if any, and (iv) in the case of Company Preferred Stockholders other than the Principal Stockholders, the form of the Stockholder Agreement. Upon surrender to Parent or the Surviving Corporation of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto and, in the case of Company Preferred Stockholders electing to receive shares of Parent Stock pursuant to the Merger (other than the Principal Stockholders), a copy of the Stockholder Agreement duly executed by the Company Preferred Stockholder (or another instrument satisfactory to Parent and in accordance with applicable law), (1) subject to the terms of this Article 1, the holder of such Certificate shall be entitled to receive, in exchange therefor, the applicable portion of the Total Merger Consideration in respect thereof, if any, and (2) Parent or the Surviving Corporation shall promptly deliver such portion of the Total Merger Consideration to such holder. Each Certificate so surrendered shall forthwith be canceled.

            1.10.3 Until surrendered in accordance with the provisions of this
Section 1.10, each outstanding Certificate (other than Certificates representing Dissenting Shares or shares of Company Stock to be canceled pursuant to Section 1.7.2) will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the applicable portion of the Total Merger Consideration. No interest will be paid or accrued on any of the Total Merger Consideration.

            1.10.4 Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Stock such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the "CODE") or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

            1.10.5 If any Certificate shall have been lost, stolen or destroyed, the Person who is the record owner of such Certificate shall deliver to the Surviving Corporation an affidavit (in form and substance acceptable to Parent and the Surviving Corporation) with respect to such loss, theft or destruction. The Surviving Corporation may, in its discretion and as a condition precedent to the delivery of any portion of the Total Merger Consideration to such owner, require such Person to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed. Parent and the Surviving Corporation shall not deliver to such Person any portion of the Total Merger Consideration attributable to any such lost, stolen or destroyed Certificate until such Person shall have complied with this Section 1.10.5.

            1.10.6 If the consideration provided for herein is to be delivered in the name of a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such delivery shall pay any transfer or other Taxes required by reason of such delivery to a Person other than the registered holder of the Certificate, or that such Person shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

      1.11 ALLOCATION OF TOTAL MERGER CONSIDERATION.

            1.11.1 The holders of Company Stock acknowledge and agree that the Merger and the other transactions contemplated by this Agreement constitute a Liquidation Event (as such term is defined in the Certificate of Incorporation of the Company), and that the Total Merger Consideration shall be distributed in accordance with the terms of Section 2 of Article IV.B. of the Certificate of Incorporation of the Company, including (a) the payment in full of the amount to which the holders of Series BB Preferred Stock are entitled pursuant to Sections 2(a) and 2(d) of Article IV.B. of the Certificate of Incorporation of the Company prior to any distribution or payment to the holders of Series AA-2 Preferred Stock, Series AA-1 Preferred Stock or Company Common Stock, and (b) the payment in full of the amount to which the holders of Series AA-2 Preferred Stock and Series AA-1 Preferred Stock are entitled pursuant to Sections 2(b) and 2(d) of Article IV.B. of the Certificate of Incorporation of the Company prior to any distribution or payment to the holders of the Company Common Stock. The holders of the Company Stock acknowledge and agree that the amount of the Total Merger Consideration is insufficient to pay the full preference amounts of the Company Preferred Stock and, accordingly, that the holders of Company Common Stock shall not be entitled to receive any portion of the Total Merger Consideration pursuant to Section 2(c) of Article IV.B. of the Certificate of Incorporation of the Company or otherwise.

            1.11.2 The Total Merger Consideration and the Escrow Fund shall be allocated among the holders of Company Stock in accordance with Part 3.2.5 of the Company Disclosure Schedule. Parent, the Surviving Corporation and the Escrow Agent shall not be liable in any way to any holder of Company Stock for any distribution of the Total Merger Consideration in accordance with Part 3.2.5 of the Company Disclosure Schedule. The Parties acknowledge that Part 3.2.5 of the Company Disclosure Schedule has been prepared on the basis of an assumed exercise of all outstanding options to purchase shares of Series AA-2 Preferred Stock and that, if any such options are not properly exercised prior to the Effective Time, Part 3.2.5 of the Company Disclosure Schedule shall be revised in accordance with Section 1.11.1 and such revision shall be applicable for all purposes under this Agreement.

      1.12 DISTRIBUTION OF MERGER CONSIDERATION.

            1.12.1 After the Effective Time, each holder of a Certificate (other than Certificates representing any shares of Company Stock to be canceled pursuant to Section 1.7.2 and any Dissenting Shares) shall be entitled to receive, subject to the terms of Section 1.10 and the Escrow Agreement, the applicable portion of the Total Merger Consideration into which the shares of Company Stock represented by such Certificate were converted at the Effective Time in accordance with Section 1.11; provided, however, that Parent and the Surviving Corporation shall not distribute any portion of the Total Merger Consideration attributable to any Certificate unless and until such Certificate has been surrendered in accordance with Section 1.10.

            1.12.2 Notwithstanding anything to the contrary in this Section 1.12, neither Parent, the Surviving Corporation nor any Party hereto shall be liable to a holder of Company Stock or of any rights to receive any portion of the Total Merger Consideration for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

      1.13 NO FURTHER OWNERSHIP RIGHTS IN COMPANY STOCK. The applicable portion of the Total Merger Consideration issued upon the surrender of Certificates or issuable thereafter in accordance with this Agreement, if any, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock formerly represented thereby. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

      1.14 COMPANY STOCKHOLDER REPRESENTATIVE.

            1.14.1 In order to administer efficiently the defense and/or settlement of any Parent Claims for which the Company Stockholders may be required to indemnify any Parent Indemnified Parties (as defined in Section 7.1) pursuant to Article 7 hereof, the Company Stockholders, by their execution of this Agreement or a Stockholder Agreement (as defined in Section 6.1), irrevocably appoint the Company Stockholder Representative as their agent, attorney-in-fact and representative (with full power of substitution in the premises), and, by his execution hereof, the Company Stockholder Representative hereby accepts such appointment.

            1.14.2 The Company Stockholders hereby authorize the Company Stockholder Representative to (i) take all action necessary in connection with the defense and/or settlement of any Parent Claims for which the Company Stockholders may be required to indemnify any Parent Indemnified Party pursuant to Article 7 hereof and (ii) give and receive all notices required to be given under this Agreement, the Escrow Agreement and the other agreements contemplated hereby to which the Company Stockholders or their respective properties or assets are subject.

            1.14.3 In the event that the Company Stockholder Representative dies, becomes unable to perform his responsibilities hereunder or resigns from such position, the Company Stockholders shall, by election of the Company Stockholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the voting power represented by the shares of Company Stock issued and outstanding immediately prior to the Effective Time and held by the Company Stockholders, select another representative to fill such vacancy, and such substituted representative shall be deemed to be the Company Stockholder Representative for all purposes of this Agreement. If the position of Company Stockholder Representative shall remain vacant for more than 30 days, Parent may designate any Company Stockholder as the Company Stockholder Representative, and such Company Stockholder shall serve as the Company Stockholder Representative until the Company Stockholders shall elect a successor pursuant to this Section 1.14.3.

            1.14.4 All decisions and actions by the Company Stockholder Representative, including the defense and/or settlement of any Parent Claims for which the Company Stockholders may be required to indemnify any Parent Indemnified Party pursuant to Article 7, shall be binding upon all of the Company Stockholders, and no Company Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

            1.14.5 The Company Stockholders agree that:

                  1.14.5.1 Parent shall be able to rely conclusively on the instructions and decisions of the Company Stockholder Representative as to the settlement of any Parent Claims for indemnification of any Parent Indemnified Party pursuant to Article 7 or any other actions required to be taken by the Company Stockholder Representative hereunder, and no Party hereunder shall have any cause of action against any Parent Indemnified Party for any action taken by any Parent Indemnified Party in reliance upon the instructions or decisions of the Company Stockholder Representative;

                  1.14.5.2 all actions, decisions and instructions of the Company Stockholder Representative shall be conclusive and binding upon all of the Company Stockholders and no Company Stockholder shall have any cause of action against the Company Stockholder Representative for any action taken or not taken, decision made or instruction given by the Company Stockholder Representative under this Agreement, except for fraud, gross negligence, willful misconduct or bad faith by the Company Stockholder Representative;

                  1.14.5.3 the Company Stockholders shall indemnify and hold harmless, in proportion to their respective distributions of the Total Merger Consideration, the Company Stockholder Representative from all loss, liability or expense (including the reasonable fees and expenses of counsel) arising out of or in connection with the Company Stockholder Representative's execution and performance of this Agreement and the Escrow Agreement, except for fraud or willful misconduct by the Company Stockholder Representative;

                  1.14.5.4 the provisions of this Section 1.14 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Stockholder may have in connection with the transactions contemplated by this Agreement; and

                  1.14.5.5 the provisions of this Section 1.14 shall be binding upon the heirs, legal representatives, successors and assigns of each Company Stockholder, and any references in this Agreement to a Company Stockholder or the Company Stockholders shall mean and include the successors to the rights of the Company Stockholders hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution, assignment or otherwise.

            1.14.6 All reasonable fees and expenses incurred by the Company Stockholder Representative in connection with this Agreement shall be paid by the Company Stockholders (in proportion to their respective distributions of the Total Merger Consideration), and the Company Stockholder Representative may deduct the appropriate amount of such fees and expenses from any distribution of the Total Merger Consideration in satisfaction of such obligation of the Company Stockholders; provided, however, that the Company Stockholder Representative shall, in connection with such distribution, promptly deliver to each Company Stockholder a reasonably detailed itemization of the fees and expenses so deducted.

            1.14.7 The Company Stockholder Representative is hereby authorized by the Company Stockholders to enter into the Escrow Agreement on the behalf of the Company Stockholders.

      1.15 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

      1.16 DISSENTERS' RIGHTS.

            1.16.1 Notwithstanding any provision of this Agreement to the contrary other than Section 1.16.2, any shares of Company Stock held by a holder who duly and validly demands appraisal of such shares in accordance with Delaware Law (and, if the Company is subject to Section 2115 of the California Law, the provisions of Chapter 13 thereof) and is in compliance with all the provisions of Delaware Law (and, if applicable, Chapter 13 of the California
Law) concerning the right of such holder to demand appraisal of such shares in connection with the Merger and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive any portion of the Total Merger Consideration pursuant to Section 1.7, but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under Delaware Law (and, if applicable, Chapter 13 of the California Law). From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation.

            1.16.2 Notwithstanding the provisions of Section 1.7.1, if any holder of shares of Company Stock who demands appraisal or purchase of such shares under Delaware Law (or, if applicable, Chapter 13 of the California Law) shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal or purchase, then, as of the later of the

Effective Time and the occurrence of such event, such holder's shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the applicable portion of the Total Merger Consideration, as provided in Section 1.7, without interest thereon, upon surrender of the certificate representing such shares in accordance with Section 1.10.

            1.16.3 The Company shall give Parent (i) prompt notice of any written demands for appraisal or purchase of any shares of Company Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law (and, if applicable, Chapter 13 of the California Law) and received by the Company which relate to any such demand for appraisal or purchase and
(ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal or purchase under Delaware Law (and, if applicable, Chapter 13 of the California
Law). The Company shall not, except with the prior written consent of Parent, either (y) voluntarily make any payment with respect to any demands for appraisal or purchase of Company Stock or offer to settle or settle any such demands or (z) make any offer to buy, or accept any offer to sell, any shares of Company Stock.

                                    ARTICLE 2

           REPRESENTATIONS AND WARRANTIES OF THE COMPANY STOCKHOLDERS

      Each Company Stockholder, severally and not jointly, represents and warrants to Parent and Merger Sub as set forth in this Article 2.

      2.1 ORGANIZATION. Such Company Stockholder (if not a natural person) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

      2.2 AUTHORITY; NON-CONTRAVENTION.

            2.2.1 Such Company Stockholder has all requisite power and authority (including all requisite power and authority as a corporation or other entity) to enter into this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby. If such Company Stockholder is not a natural person, the execution and delivery of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Company Stockholder (including authorization by the board of directors or other managing body and by the stockholders or other securityholders of such Company Stockholder). This Agreement has been duly executed and delivered by such Company Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Parent, Merger Sub, the Company, the Company Stockholder Representative and the other Principal Stockholders, constitutes the valid and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity. Assuming the due authorization, execution and delivery of the Escrow Agreement by Parent, Merger Sub and the Escrow Agent, the Escrow Agreement, when executed and delivered by the Company Stockholder Representative on behalf of such Company Stockholder, will constitute the valid and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

            2.2.2 The execution and delivery of this Agreement and the Escrow Agreement by or on behalf of such Company Stockholder does not, and the performance of this Agreement and the Escrow Agreement by or on behalf of such Company Stockholder will not, (i) if such Company Stockholder is not a natural person, conflict with or violate the certificate of incorporation, by-laws or other organizational documents of such Company Stockholder, (ii) conflict with or violate any Legal Requirement applicable to such Company Stockholder or by which such Company Stockholder or any of its properties or assets is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in the creation of an Encumbrance on any of the securities of any Target Company pursuant to, any contract, agreement, instrument or other obligation to which such Company Stockholder is a party or by which such Company Stockholder or any of its properties or assets is bound or affected. No consent, waiver or approval of any Person, nor any notice to any Person, is required to be obtained or made under any contract, agreement, instrument or other obligation to which such Company Stockholder is a party or by which such Company Stockholder or any of its properties or assets is bound or affected in connection with the execution and delivery by or on behalf of such Company Stockholder of this Agreement or the Escrow Agreement or the performance of this Agreement or the Escrow Agreement by or on behalf of such Company Stockholder.

            2.2.3 No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other Person, is required to be obtained or made by such Company Stockholder in connection with the execution and delivery by or on behalf of such Company Stockholder of this Agreement or the Escrow Agreement or the performance of this Agreement or the Escrow Agreement by or on behalf of such Company Stockholder.

      2.3 TITLE TO COMPANY STOCK. Such Company Stockholder holds of record and owns the number of shares of Company Stock set forth next to the name of such Company Stockholder on Part 3.2.1 of the Company Disclosure Schedule, free and clear of any Encumbrances.

      2.4 WAIVER OF APPRAISAL RIGHTS. Such Company Stockholder acknowledges that he, she or it (a) has received a copy of Section 262 of the Delaware Law (and Chapter 13 of the California Law) from the Company, (b) is consenting in writing to the Merger pursuant to Section 228 of the Delaware Law (and if applicable, the California Law) and (c) is thereby waiving any right pursuant to Section 262 of the Delaware Law (and if applicable, Chapter 13 of the California Law), or otherwise, to dissent from the Merger or to demand an appraisal by the Court of Chancery or any other Person of the fair value of the shares of Company Stock held by such Company Stockholder.

      2.5 AGREEMENTS WITH THE COMPANY. Except to the extent the Company Disclosure Schedule specifically names such Company Stockholder as a party thereto, neither such Company Stockholder nor any of its properties or assets is a party or otherwise subject to any contract, agreement, instrument or other obligation to which any

Target Company is a party or by which any Target Company or any of its properties or assets is bound or affected.

      2.6 BROKERS' AND FINDERS' FEES. Such Company Stockholder has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      2.7 PRIVATE PLACEMENT. Such Company Stockholder understands and acknowledges that the issuance of the shares of Parent Stock pursuant to the Merger Agreement will not be registered under the Securities Act and that any shares of Parent Stock will be issued to such Company Stockholder in a private placement transaction effected in reliance on an exemption from the registration requirements of the Securities Act and in reliance on exemptions from the registration or qualification requirements of applicable state securities or "blue sky" laws. Such Company Stockholder acknowledges that any shares of Parent Stock so issued to such Company Stockholder will be "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Such Company Stockholder represents and acknowledges that such Company Stockholder is familiar with Rule 144 under the Securities Act as presently in effect and understands the restrictions and resale limitations imposed thereby and by the Securities Act.

      2.8 LIMITATIONS ON TRANSFER. Such Company Stockholder understands and agrees that any such shares of Parent Stock cannot be offered, resold or otherwise transferred except pursuant to (a) an effective registration statement under the Securities Act covering such offer, sale or transfer and such offer, sale or transfer is made in accordance with such registration statement, or (b) an available exemption from registration, in which case such Company Stockholder shall furnish Parent with (i) a written statement of the circumstances surrounding the proposed sale or transfer and (ii) an opinion of counsel reasonably satisfactory to Parent, in form and substance reasonably satisfactory to Parent, that such sale or transfer will not require registration under the Securities Act. Such Company Stockholder understands and agrees that any shares of Parent Stock that are issued to such Company Stockholder pursuant to the Merger and that are subject to the terms of the Escrow Agreement cannot be offered, resold or otherwise transferred in any manner until certificates representing such shares are released and delivered to such Company Stockholder pursuant to and in accordance with the terms of the Escrow Agreement. Such Company Stockholder hereby covenants and agrees that such Company Stockholder will not offer, sell or otherwise transfer any such shares of Parent Stock except in compliance with the terms of this Agreement and with applicable federal and state securities and "blue sky" laws.

      2.9 RESTRICTIVE LEGENDS.

            2.9.1 The certificates representing any shares of Parent Stock issued pursuant to the Merger shall bear, in addition to any other legends required under applicable state securities or "blue sky" laws, a legend in substantially the following form:

      "These securities have not been registered under the Securities Act of 1933, as amended (the `Securities Act'), or under any applicable state securities or `blue sky' laws. These securities may not be sold, offered, pledged, hypothecated or otherwise transferred except pursuant to registration under the Securities Act or pursuant to an available exemption from registration. The issuer of these securities may require an opinion of counsel reasonably satisfactory to the issuer, in form and substance reasonably satisfactory to the issuer, to the effect that any sale or transfer of these securities will be in compliance with the Securities Act and any applicable state securities or `blue sky' laws."

            2.9.2 In addition, any certificates representing the shares of Parent Stock that are issued pursuant to the Merger and that are subject to the terms of the Escrow Agreement shall bear a legend in substantially the following form:

      "These securities are subject to the terms of an Agreement and Plan of Merger dated as of January 18, 2006 by and among Progress Software Corporation, ACTC Acquisition Corp., Actional Corporation, certain stockholders of Actional Corporation, and Standish O'Grady, as Company Stockholder Representative, and the terms of the Escrow Agreement dated as of January __, 2006 by and among Progress Software Corporation, ACTC Acquisition Corp., Standish O'Grady, as Company Stockholder Representative, and U.S. Bank, as escrow agent. A copy of such Merger Agreement and such Escrow Agreement shall be furnished by the issuer to the holder hereof upon written request."

            2.9.3 In order to prevent any transfer from taking place in violation of applicable law or the terms of this Agreement, Parent may cause a stop transfer order to be placed with its transfer agent with respect to any shares of Parent Stock issued to such Company Stockholder pursuant to the Merger. Parent will not be required to transfer on its books any shares of Parent Stock that have been sold or transferred in violation of any provision of applicable law or the terms of this Agreement.

      2.10 ACCREDITED INVESTOR. Such Company Stockholder is an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act, as presently in effect.

      2.11 INVESTMENT INTENT. The Company Stockholder is acquiring the shares of Parent Stock issued pursuant to the Merger, if any, for the Company Stockholder's own account for investment and not with a view to, or for resale in connection with, the distribution thereof, without prejudice, however, to such Company Stockholder's rights under this Agreement to dispose of all or any part of such shares of Parent Stock pursuant to the Shelf Registration Statement or under an exemption from the registration requirements of the Securities Act. The Company Stockholder has no present intention of selling or otherwise distributing any portion of any such shares of Parent Stock (or any interest therein), subject to such rights as aforesaid. Such Company Stockholder understands that any shares of Parent Stock so issued to such Company Stockholder will not be registered under the Securities Act by reason of the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, and/or Section 4(2) of the Securities Act. If such Company

Stockholder is not an individual, such Company Stockholder has not been formed to acquire any shares of Parent Stock issuable to such Company Stockholder pursuant to the Merger.

      2.12 INVESTMENT EXPERIENCE AND STATUS. Such Company Stockholder has such knowledge and experience in financial and business matters that such Company Stockholder is capable of evaluating the merits and risks of an investment in Parent Stock and protecting such Company Stockholder's own interests in connection with such investment.

      2.13 ACKNOWLEDGEMENT OF RISK. Such Company Stockholder acknowledges that any investment in Parent Stock involves a high degree of risk, and represents that such Company Stockholder (a) has the financial ability to bear the economic risk of an investment in shares of Parent Stock, (b) is aware that such Company Stockholder may be required to bear the economic risk of any such investment in Parent Stock for an indefinite period of time, (c) has no need for liquidity with respect to any investment in Parent Stock, and (d) has adequate other means of providing for such Company Stockholder's current needs and particular contingencies.

      2.14 DOCUMENTS DELIVERED; INFORMATION. Such Company Stockholder acknowledges that such Company Stockholder has received and reviewed the terms of the Merger Agreement and all schedules and exhibits hereto. Such Company Stockholder has received or has had access to all the information relating to Parent that such Company Stockholder has requested and considers necessary and relevant to making an informed investment decision with respect to the shares of Parent Stock, including the annual reports, quarterly reports, current reports, proxy statements and other information filed by Parent with the SEC. Such Company Stockholder has been given the opportunity to make a thorough investigation of the activities of Parent and has been furnished with access to materials relating to Parent and its activities. Such Company Stockholder has been afforded the opportunity to obtain any additional information deemed necessary by such Company Stockholder to verify the accuracy of any representations made or information conveyed by Parent to such Company Stockholder. Such Company Stockholder has had an opportunity to ask questions of and receive answers from Parent, or from a person or persons acting on Parent's behalf, concerning the terms and conditions of this investment.

      2.15 NO GENERAL SOLICITATION. The Company Stockholder is not, to such Company Stockholder's Knowledge, acquiring any shares of Parent Stock as a result of any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

      2.16 FURTHER REPRESENTATIONS BY FOREIGN STOCKHOLDERS. If such Company Stockholder is not a United States person, such Company Stockholder hereby represents that such Company Stockholder is satisfied as to the full observance of the laws of such Company Stockholder's jurisdiction in connection with acquiring any shares of Parent Stock and the execution and delivery by such Company Stockholder of this Agreement and any other instrument or document executed and delivered by such Company Stockholder pursuant hereto, including
(a) the legal requirements within such Company Stockholder's jurisdiction for acquiring any shares of Parent Stock issued pursuant to the Merger, (b) any foreign exchange restrictions applicable to any such acquisition of shares of Parent Stock issued in connection with the Merger, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of any shares of Parent Stock issued pursuant to the Merger.

      2.17 PROFESSIONAL ADVICE. With respect to the legal, tax, accounting, financial and other economic considerations involved in acquiring any shares of Parent Stock, such Company Stockholder is not relying on Parent, Merger Sub, the Company or any other Company Stockholder, or any director, officer, employee, agent or other representative of any of the foregoing.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Merger Sub as set forth in this Article 3, subject to any exceptions expressly stated in the disclosure schedule delivered by the Company to Parent dated as of the date hereof and certified on behalf of the Company by a duly authorized officer of the Company (the "COMPANY DISCLOSURE SCHEDULE"). Exceptions on the Company Disclosure Schedule shall specifically identify the representation to which they relate; provided, however, that any matter disclosed pursuant to one section or subsection of the Company Disclosure Schedule is deemed disclosed for such other sections or subsections of the Company Disclosure Schedule as, and only to the extent that, it is reasonably apparent that such matter relates to such other section or subsection of the Company Disclosure Schedule and the level of particularity and manner of disclosure of the matter expressly disclosed in one section or subsection of the Company Disclosure Schedule would make a reasonable person aware that such disclosure is relevant to such other sections or subsections.

      3.1 ORGANIZATION; SUBSIDIARIES.

            3.1.1 Each Target Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Company Material Adverse Effect. Part 3.1.1 of the Company Disclosure Schedule lists each Subsidiary of the Company and each jurisdiction where any Target Company is qualified or licensed to do business. Part 3.1.1 of the Company Disclosure Schedule indicates the jurisdiction of organization of each entity listed therein, the capitalization of each such entity (other than the Company), and the ownership of all securities of such entity, including the direct or indirect equity interest of each Target Company therein (all of which are held free and clear of all Encumbrances).

            3.1.2 Other than the corporations identified in Part 3.1.1 of the Company Disclosure Schedule, no Target Company owns any capital stock of, or any equity interest of any nature in, any Person. No Target Company has agreed or is obligated to make, or is bound by any written or oral agreement, contract, lease, instrument, note, option, warranty, purchase order, license, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect under which it may become obligated to make any future investment in or capital contribution to any other Person. No Target Company has at any time been a general partner of any general partnership, limited partnership or other Person.

            3.1.3 The Company has delivered or made available to Parent true and correct copies of the Certificate of Incorporation and Bylaws of the Company and similar governing instruments of each of its Subsidiaries, each as amended to date (collectively, the "COMPANY CHARTER DOCUMENTS"), and each such instrument is in full force and effect. No Target Company is in violation of any of the provisions of the Company Charter Documents. The Company has delivered or made available to Parent all proposed or considered amendments to the Company Charter Documents.

            3.1.4 Part 3.1.4 of the Company Disclosure Schedule lists all of the current directors and officers (or equivalent) of each Target Company.

      3.2 COMPANY CAPITALIZATION.

            3.2.1 The authorized capital stock of the Company consists solely of
(i) 45,500,000 shares of Company Common Stock, of which 1,579,775 shares are issued and outstanding on the date of this Agreement, (ii) 7,330,773 shares of Series AA-1 Preferred Stock, all of which are issued and outstanding on the date of this Agreement, (iii) 8,750,000 shares of Series AA-2 Preferred Stock, of which 7,962,500 shares are issued and outstanding on the date of this Agreement, and (iv) 15,000,000 shares of Series BB Preferred Stock, of which 12,950,833 shares are issued and outstanding on the date of this Agreement. Except as aforesaid, there are no other authorized, issued or outstanding shares of capital stock of the Company. The outstanding shares of Company Stock are held of record by the holders of the Company Stock in the amounts set forth opposite their respective names in Part 3.2.1 of the Company Disclosure Schedule. All outstanding shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. There are no shares of Company Stock held in treasury by the Company.

            3.2.2 The Company Option Plans are the only equity plans of any Target Company. Part 3.2.2 of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding on the date of this Agreement: (i) the name of the optionee; (ii) the number and type of shares of Company Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted or assumed; (v) the date on which such Company Option expires, (vi) if applicable, the Company Option Plan pursuant to which such Company Option was granted, and (vii) whether the exercisability of such Company Option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. The Company has delivered to Parent accurate and complete copies of each Company Option Plan and each form of agreement evidencing any Company Options. Except as set forth in Part 3.2.2 of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of any of the transactions contemplated hereby.

            3.2.3 All necessary action has been taken (or prior to the Effective Time will be taken) to cause the termination or cancellation of all Company Options to be effective at the Effective Time.

            3.2.4 All securities of each Target Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable material Legal Requirements and (ii) all material requirements set forth in applicable agreements or instruments.

            3.2.5 Section 3.2.5 of the Company Disclosure Schedule sets forth the allocation of the Total Merger Consideration and the Escrow Fund to each holder of Company Common Stock, Series AA-1 Preferred Stock, Series AA-2 Preferred Stock and Series BB Preferred Stock pursuant to the Certificate of Incorporation of the Company, based on the amounts of the Outstanding Indebtedness and Excess Transaction Expenses set forth on the certificate being delivered by the Company pursuant to Section 1.8.4.

      3.3 OBLIGATIONS WITH RESPECT TO CAPITAL STOCK. Except as set forth in Parts 3.2.2 and 3.3 of the Company Disclosure Schedule, there are no equity securities, partnership interests or other ownership interests of any class, or any securities exchangeable or convertible into or exercisable for any of the foregoing, issued, reserved for issuance or outstanding with respect to the Company or, except as set forth in Part 3.1.1 of the Company Disclosure Schedule, with respect to any Target Company. Except as set forth in Part 3.2.2 or Part 3.3 of the Company Disclosure Schedule, there are no subscriptions, options, warrants, equity securities, convertible debt, partnership interests or other ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which any Target Company is a party or by which it is bound obligating any Target Company to issue, deliver or sell, or repurchase, redeem or otherwise acquire, any equity securities, partnership interests or other ownership interests of any Target Company or obligating any Target Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no registration rights, and there is no voting trust, proxy, rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which any Target Company is a party or by which it is bound with respect to any equity security of any class of the Company or any equity security, partnership interest or other ownership interest of any class of any other Target Company.

      3.4 AUTHORITY; NON-CONTRAVENTION.

            3.4.1 The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to obtaining the Required Stockholder Vote for the adoption and approval of this Agreement and the Merger, and the filing of the Certificate of Merger pursuant to Delaware Law. The Required Stockholder Vote is sufficient for the Company's stockholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of the Company is required in connection with the consummation of the transactions contemplated hereby. The Principal Stockholders and Kerry Champion hold sufficient shares of Company Stock to deliver the Required Stockholder Vote. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

            3.4.2 The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.4.3, conflict with or violate in any material respect any Legal Requirement applicable to any Target Company or by which any Target Company or any of its material properties or assets is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair a Target Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination or cancellation of or material rights of amendment or acceleration of, or result in the creation of a material Encumbrance on any of the properties or assets of any Target Company pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which any Target Company is a party or by which any Target Company or its material properties or assets are bound or affected. No consent, waiver or approval of any Person, nor any notice to any Person, is required to be obtained or made under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which any Target Company is a party or by which any Target Company or any of its properties or assets is bound or affected in connection with the execution and delivery by the Company of this Agreement or the performance of this Agreement by the Company, except for such consents, waivers, approvals and notices the lack of which, individually or in the aggregate, would not be material to the Company.

            3.4.3 No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other Person, is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of (i) the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) appropriate documents with the relevant authorities of other states in which the Company is qualified or licensed to do business and (iii) a notification of the acquisition of control of an existing Canadian business under the Investment Canada Act.

      3.5 FINANCIAL STATEMENTS.

            3.5.1 The Company Disclosure Schedule includes complete and correct copies of the financial statements identified in Part 3.5 of the Parent Disclosure Schedule (the "COMPANY FINANCIAL STATEMENTS"). The unaudited consolidated balance sheet of the Target Companies as of December 31, 2005 is sometimes referred to herein as the "COMPANY BALANCE SHEET." Each of the Financial Statements (1) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (2) fairly presented the consolidated financial position of the Target Companies as at the respective dates thereof and the consolidated results of the Target Companies' operations and cash flows for the periods indicated, except that the unaudited Company Financial Statements referred to in clauses
(ii) and (iv) of Part 3.5 of the Parent Disclosure Schedule do not contain any of the footnotes required by GAAP, and were or are subject to normal and recurring year-end adjustments that the Company does not reasonably expect to be material, individually or in the aggregate. No Target Company has any liabilities (absolute, accrued, contingent or otherwise) that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Target Companies taken as a whole, except for liabilities (other than Indebtedness) reflected on the Company Balance Sheet or incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.

            3.5.2 The Company has not been notified by Deloitte & Touche LLP or any other independent auditor that such auditor is of the view that any of the Company Financial Statements should be restated, or that the Company should modify its accounting for any period in a manner that would be materially adverse to the Company.

      3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Company Balance Sheet, there has not been: (i) any Company Material Adverse Effect (except for operating losses incurred in the ordinary course of business), (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of any Target Company's capital stock, or any purchase, redemption or other acquisition by any Target Company of any Target Company's capital stock or any other securities of any Target Company or any grant or issuance of any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any Target Company's capital stock, (iv) any granting by any Target Company of any increase in compensation or fringe benefits to any officers or employees of any Target Company, or any payment by any Target Company of any bonus to any officers or employees of any Target Company, (v) any acquisition, sale or transfer of any material asset by any Target Company other than software licenses granted by the Company to customers in the ordinary course of business and consistent with past practice,
(vi) any change by any Target Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (vii) any material revaluation by any Target Company of any of its assets, including writing off notes or accounts receivable, (viii) any granting by any Target Company of any increase in severance or termination pay, (ix) any cancellation of any development, licensing, distribution, sales, services or other similar agreement with respect to any Intellectual Property Rights (as defined in Section 3.9),
(x) any cancellation, compromise, waiver or release of any right or claim (or series of rights or claims) involving more than $25,000, (xi) any material damage, destruction or loss (whether or not covered by insurance) to any property or assets material to the conduct of the business of any Target Company; (xii) any creation of any material Encumbrance on any of the property or assets of any Target Company, (xiii) any capital expenditure, or any commitment to make any capital expenditure, in excess of $25,000, (xiv) any creation of any Indebtedness in excess of $10,000, or (xv) any commitment to do anything described in this Section 3.6.

      3.7 TAXES.

            3.7.1 Each Target Company has filed all federal Tax Returns and all other material Tax Returns that it was required to file under applicable Legal Requirements and has complied with all material Legal Requirements in respect of all Taxes. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Legal Requirements. All Taxes due and owing by any Target Company (whether or not shown on any Tax Return) have been paid. No Target Company is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Entity in a jurisdiction where a Target Company does not file Tax Returns that such Target Company is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Target Company.

            3.7.2 Each Target Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

            3.7.3 To the Company's Knowledge (as defined in Section 10.3.2), no Governmental Entity is reasonably likely to assess any additional Taxes for any period for which

Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or, to the Company's Knowledge, being conducted with respect to any Target Company. No Target Company has received from any foreign, federal, state, or local Governmental Entity (including jurisdictions where such Target Company has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review,
(ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Entity against any Target Company. Part 3.7.3 of the Company Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any Target Company for taxable periods ended on or after August 31, 1999, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Parent correct and complete copies of all such Tax Returns and all examination reports, and statements of deficiencies assessed against or agreed to by any Target Company since August 31, 1999.

            3.7.4 No Target Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            3.7.5 No Target Company is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law). No Target Company has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each Target Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. No Target Company is a party to or bound by any Tax allocation or sharing agreement. No Target Company (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any Liability for the Taxes of any Person (other than any Target Company) under Reg.
Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            3.7.6 The unpaid Taxes of the Target Companies (A) did not, as of the date of the Company Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target Companies in filing their Tax Returns. Since the date of the Company Balance Sheet, no Target Company has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

            3.7.7 No Target Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

                  3.7.7.1 change in method of accounting for a taxable period ending on or prior to the Closing Date;

                  3.7.7.2 "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

                  3.7.7.3 intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

                  3.7.7.4 installment sale or open transaction disposition made on or prior to the Closing Date; or

                  3.7.7.5 prepaid amount received on or prior to the Closing
      Date.

            3.7.8 No Target Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

            3.7.9 No Target Company will at any time be deemed to have a capital gain pursuant to subsection 80.03(2) of the Income Tax Act (Canada) or any analogous Legal Requirement as a result of any transaction or event taking place in any taxation year ending on or before the Closing Date. No Target Company has participated, directly or through a partnership, in a transaction or series of transactions contemplated in subsection 247(2) of the Income Tax Act (Canada) or any analogous Legal Requirement. There are no circumstances existing which could result in the application of section 78 or 160 of the Income Tax Act (Canada) or any equivalent Legal Requirement to any Target Company.

      3.8 TITLE TO PROPERTIES.

            3.8.1 No Target Company holds any interest in real property, other than the leaseholds described in Part 3.8 of the Company Disclosure Schedule (such property being the "LEASED REAL PROPERTY"). Part 3.8 of the Company Disclosure Schedule lists all real property leases (including underleases, serviced office agreements and any licenses, consents and approvals required from the landlords and any superior landlords with respect to any such lease) to which any Target Company is a party and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against any Target Company in excess of $10,000. Such leases permit the current occupation and use of such real property by the Target Companies. The Leased Real Property comprises all the real property occupied or otherwise used by the Target Companies.

            3.8.2 Each Target Company has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances (other than Intellectual Property Rights), except for liens for Taxes not yet due and payable and such Encumbrances, if any, which are not, individually or in the aggregate, material in character, amount or extent. The Leased Real Property is free of any tenancy, sub-tenancy, license or other arrangement entitling a person other than the Target Companies to occupy the whole or any part. There are no outstanding actions, disputes, claims or demands between any Target Company and any third party affecting the Leased Real Property or any neighboring property or any boundary walls and fences, or with respect to any easement, right or means of access to the Leased Real Property. To the Knowledge of the Company, there is no resolution, proposal, scheme or order, whether or not formally adopted, that would materially interfere with the use or occupation of, or access to, the Leased Real Property by the Target Companies.

            3.8.3 All of the tangible properties and assets of the Target Companies are in adequate operating condition to conduct the operations of the Target Companies in substantially the same manner as currently conducted.

            3.8.4 Except as set forth in the leases set forth in Part 3.8 of the Company Disclosure Schedule, there is no actual or contingent liability of any Target Company arising directly or indirectly out of any agreement, lease, underlease, tenancy, conveyance, transfer, license or any other deed or document relating to real property or to any estate or interest in real property entered into by any Target Company including any actual or contingent liability arising directly or indirectly out of (i) any estate or interest held by any Target Company as original lessee or underlessee; (ii) any guarantee given by any Target Company in relation to a lease or underlease; or (iii) any other covenant made by any Target Company in favor of any lessor or head lessor.

      3.9 INTELLECTUAL PROPERTY.

            3.9.1 For purposes of this Agreement, "INTELLECTUAL PROPERTY RIGHTS" shall mean all intellectual property rights anywhere in the world used (whether or not owned) by any Target Company in the conduct of its business, including, without limitation: (i) all trademarks, service marks, trade names, Internet domain names, trade dress, and the goodwill associated therewith, and all registrations or applications for registration thereof (collectively, the "COMPANY MARKS"); (ii) all patents, patent applications and continuations, industrial design registrations and applications therefor (collectively, the "COMPANY PATENTS"); (iii) all copyrights, database rights and moral rights in both published works and unpublished works, including all such rights in software, user and training manuals, marketing and promotional materials, websites, internal reports, business plans and any other expressions, mask works, firmware and videos, whether registered or unregistered, and all registrations or applications for registration thereof (collectively, the "COMPANY COPYRIGHTS"); and (iv) trade secret and confidential information, including such rights in inventions (whether or not reduced to practice), know-how, customer lists, technical information, proprietary information, technologies, processes and formulae, software, data, plans, drawings and blue prints, whether tangible or intangible and whether stored, compiled, or memorialized physically, electronically, photographically, or otherwise (collectively, the "COMPANY SECRET Information"). For purposes of this Section 3.9, "SOFTWARE" means any and all: (w) computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (x) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (y) descriptions, flow-charts, library functions, algorithms, architecture, structure, display screens and development tools, and other information, work product or tools used to design, plan, organize or develop any of the foregoing and (z) all documentation, including user manuals and training materials, relating to any of the foregoing.

            3.9.2 Part 3.9.2 of the Company Disclosure Schedule contains a true, complete and correct list of all the software that any Target Company licenses or has licensed or otherwise makes or has made available to customers, including all modules, components, add-ons and other options, and separately identifies
(i) each item of third-party software that constitutes or has constituted an element of any of the foregoing and (ii) each license or other agreement with respect to each such item of third-party software. Part 3.9.2 of the Company Disclosure Schedule contains a true, complete and correct list of all other third-party software used by any Target Company (other than Commercially Available Software) and indicates each license or other agreement with respect to such third-party software (other than Commercially Available Software).

            3.9.3 The Company or another Target Company: (i) owns all right, title and interest in and to the Intellectual Property Rights, free and clear of all Encumbrances (other than licenses to customers of any Target Company required to be disclosed (or specifically exempted from disclosure) pursuant to
Section 3.15.5 and distribution and reseller agreements required to be disclosed (or specifically exempted from disclosure) pursuant to Section 3.15.6), or (ii) pursuant to the licenses and other agreements set forth in Part 3.9.3 of the Company Disclosure Schedule (or licenses and other agreements for Commercially Available Software), is licensed to use, or otherwise possesses legally valid and enforceable rights to use, the Intellectual Property Rights that it does not so own. With respect to (i) each registered Company Mark, (ii) each material unregistered Company Mark, (iii) each Company Patent and (iv) each registered Company Copyright, Part 3.9.3 of the Company Disclosure Schedule sets forth (A) a complete and correct list of each of the foregoing which is owned by the Company or another Target Company (which list identifies the owner thereof), (B) a complete and correct list of each of the foregoing which the Company or another Target Company is exclusively licensed or otherwise entitled to use exclusively (which list identifies the applicable license or other agreement and the licensee or entitlement holder) and (C) a complete and correct list of each patent which is material to the products of the Company and which the Company or another Target Company is licensed or otherwise entitled to use (which list identifies the applicable license or other agreement and the licensee or entitlement holder), but only where the licensed patents are specifically listed in the applicable license agreement. The Target Companies have made necessary filings, recordations and payments as are reasonable and customary in their industry to protect and maintain their interests in the Intellectual Property Rights owned or exclusively licensed (but only if such filing, recordation or payment obligations are imposed by the license agreement therefor) by any Target Company. None of the products, services or technology developed, used, sold, offered for sale or licensed or proposed for development, use, sale, offer for sale or license by any Target Company infringes, violates, passes off on or otherwise misuses or has infringed, violated, passed off on or otherwise misused any intellectual property rights of any Person. To the Company's Knowledge with respect to patent rights and mark rights, no Target Company requires or has required any additional intellectual property rights of any third party to develop, use, sell, offer for sale or license its products or services or in relation to the processes employed by the Target Companies in connection with the operation of their respective businesses, other than commercially available intellectual property rights that are not material in amount or expense. With respect to the subject matter of any non-exclusive license granted to a Target Company by a third-party licensor, the representations and warranties of this Section 3.9.3, and in Sections 3.9.5 through 3.9.7 with respect to infringement of intellectual property owned by third parties (excluding such licensor) are made to the Company's Knowledge.

            3.9.4 The Company makes the representations and warranties set forth in Part 3.9.4 of the Parent Disclosure Schedule.

            3.9.5 To the Company's Knowledge, all the issued Company Patents owned by or exclusively licensed to any Target Company are valid and subsisting. To the Company's Knowledge, (i) all the material issued Company Patents not owned by or exclusively licensed to any Target Company are valid and subsisting,
(ii) if and when the Company Patents owned by any Target Company that have not been issued are so issued, such Company Patents will be valid and subsisting,
(iii) none of the issued Company Patents owned by or exclusively licensed to any Target Company or material to the products of any Target Company is being or has been infringed, (iv) none of the Company Patents owned by or exclusively licensed to any Target Company that have not been issued would have been infringed had they been issued, and (v) neither the validity nor the enforceability of any of the Company Patents owned by or exclusively licensed to any Target Company has been challenged by any Person except by the United States Patent and Trademark Office (or equivalent foreign Governmental Entity) in the normal course of prosecution of patent applications.

            3.9.6 To the Company's Knowledge, all the Company Marks owned by or exclusively licensed to any Target Company are valid and subsisting. To the Company's Knowledge, (i) all of the material Company Marks not owned by or exclusively licensed to any Target Company are valid and subsisting, (ii) none of the Company Marks owned by or exclusively licensed to any Target Company, or material to the business of any Target Company, is being or has been infringed, violated, passed off on or otherwise misused or diluted, (iii) none of such Company Marks is being or has been opposed or challenged, and (iv) and no proceeding has been commenced or threatened or is reasonably anticipated that would seek to prevent the use by any Target Company of any such Company Mark.

            3.9.7 All the Company Copyrights, whether or not registered, owned by or exclusively licensed to any Target Company are valid and, once registered, enforceable. To the Company's Knowledge, (i) all the material Company Copyrights, whether or not registered, not owned by or exclusively licensed to any Target Company, are valid and, once registered, enforceable, (ii) none of the Company Copyrights owned by or exclusively licensed to any Target Company or material to the business of any Target Company is being or has been infringed, and the validity of the Company Copyrights is not being and has not been challenged or threatened in any way, and (iii) no proceeding has been commenced or threatened or is reasonably anticipated that would seek to prevent the use by any Target Company of such Company Copyrights.

            3.9.8 The Target Companies have taken commercially reasonable measures to protect the secrecy, confidentiality and value of the Company Secret Information, consistent with prevailing practices in the software industry sector in which the Target Companies operate. To the Company's Knowledge, no Company Secret Information has been, without written authorization, used, divulged or appropriated for the benefit of any Person (other than any Target Company) or otherwise misappropriated in a manner which would result in a material loss of benefits to the Company.

            3.9.9 No Intellectual Property Right owned by or exclusively licensed to any Target Company and, to the Company's Knowledge, no other Intellectual Property Right, is subject to any outstanding order, proceeding (other than pending proceedings pertaining to uncontested applications for patent, trademark or copyright registration) or stipulation that restricts in any manner the licensing thereof by any Target Company.

            3.9.10 To the Knowledge of the Company, none of the present or former employees or consultants engaged in the development of Intellectual Property Rights (including software) or in performing sales and marketing functions on behalf of any Target Company is or was obligated under any contract with any third party which conflicts or did conflict with such employee's or consultant's rights to develop Intellectual Property Rights (including software) or engage in such sales and marketing functions on behalf of any Target Company.

            3.9.11 All present and former contractors, agents and consultants of each Target Company who are or were involved in the creation of any of the Intellectual Property Rights on behalf of a Target Company, and all present and former employees of each Target Company, have executed an assignment of inventions agreement to vest in the Company or its Subsidiary, as appropriate, exclusive ownership of the Intellectual Property Rights so created by them, and such assignment includes a complete, perpetual and irrevocable waiver of moral rights by all authors of any applicable Company Copyrights, to the extent allowed by applicable law. All present and former contractors, agents and consultants of each Target Company who have or have had access to Company Secret Information, and all present and former employees of any Target Company, have executed nondisclosure agreements to protect the confidentiality of Company Secret Information.

            3.9.12 Without limiting the generality of the foregoing, all the software that any Target Company licenses or licensed or otherwise makes or made available to customers was: (i) developed by employees of a Target Company within the scope of their employment and subject to their obligation to assign inventions and patents therein; or (ii) developed by independent contractors or consultants who assigned all of their right, title and interest in and to that software to the Company; or (iii) otherwise acquired or licensed by the Company from a third party by an agreement or contract that is disclosed in Part 3.9.3 of the Company Disclosure Schedule, and in each case under clauses (i) and (ii) complete, perpetual and irrevocable waivers of moral rights were obtained from all authors of such software, to the extent allowed by applicable law.

            3.9.13 No funding or grant provided to any Target Company by any third party has affected or will affect, in any manner, the Intellectual Property Rights created by or on behalf of, or exclusively licensed to, any Target Company in connection with such funding or grant, and no such third party has any right, title or interest in Intellectual Property Rights resulting from such funding or grant.

            3.9.14 All material contracts, licenses and agreements relating to the Intellectual Property Rights to which a Target Company is a party are in full force and effect, except such as have expired naturally at the end of their terms and are not currently material to the Company. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of any such contract, license or agreement. Each Target Company is in material compliance with, and has not materially breached any term of any of such contracts, licenses and agreements and, to the Company's Knowledge, all other parties to such contracts, licenses and agreements are in compliance in all material respects with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation and its Subsidiaries will be permitted to exercise all of the rights of the Target Companies under such contracts, licenses and agreements to the same extent the Target Companies would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise have been required to pay.

            3.9.15 Part 3.9.15 of the Company Disclosure Schedule lists all Open Source Materials (as defined below) used by any Target Company in any way in connection with software provided by Target Companies to third parties. Such description includes, without limitation, whether (and, if so, how) the Open Source Materials were embedded, linked (including dynamic linking), modified and/or distributed by any Target Company and whether and the extent to which each of the Open Source Materials was used to develop, distribute or design any Target Company products to link with (including dynamic linking at runtime) or access in any way (whether by calls, execution branching, interprocess control or other technique of any kind whatsoever) any Open Source Materials. Except as set forth in Part 3.9.15 of the Company Disclosure Schedule, the Target Companies have not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Target Company products, (ii) distributed Open Source Materials in conjunction with any Target Company products or (iii) used Open Source Materials that create, or purport to create, obligations for any Target Company with respect to Intellectual Property Rights or any Target Company products or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property Rights owned by or exclusively licensed to any Target Company (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be generally (A) made available or distributed in source code form; (B) licensed for the purpose of making derivative works; (C) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (D) redistributable at no charge). No Intellectual Property Right or Company product is subject to the terms of license of any such Open Source Materials. No Target Company has used Program Code (as defined below) that includes the Linux kernel version 2.4 or any later version. "OPEN SOURCE MATERIALS" means any software, library, utility, tool or other computer or program code (collectively, "PROGRAM CODE") that is licensed or distributed as "free software", "freeware", "open source software" or under any terms or conditions that impose (other than by a Target Company) any requirement that any software using, linked with, incorporating, distributed with, based on, derived from or accessing Program Code: (i) be made available or distributed generally in source code form; (ii) be generally licensed for the purpose of making derivative works; (iii) be generally licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (iv) be generally redistributable at no charge. Open Source Materials shall include, without limitation, any Program Code licensed or distributed under any of the following licenses or distribution models or similar licenses or distribution models: the GNU General Public License (GPL), GNU Lesser General Public License or GNU Library General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License, (SCSL), the Sun Industry Standards License (SISL) and the Apache License.

      3.10 COMPLIANCE WITH LAWS.

            3.10.1 Since January 1, 2004, no Target Company has been in conflict with, or in default or violation of (i) any Legal Requirement applicable to such Target Company or by which such Target Company or any of its properties or assets was or is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Target Company was or is a party or by which such Target Company or any of its properties or assets was or is bound or affected, except for conflicts, violations and defaults that, individually or in the aggregate, would not have a material adverse effect on the Company. No investigation or review by any Governmental Entity is pending or, to the Company's Knowledge, has been threatened or is reasonably anticipated against any Target Company, nor, to the Company's Knowledge, has any Governmental Entity indicated an intention to conduct an investigation of any Target Company. There is no agreement, judgment, injunction, order or decree binding upon any Target Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of any Target Company, any acquisition of material property by any Target Company or the conduct of business by any Target Company as currently conducted.

            3.10.2 The Target Companies hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to or required for the operation of the business of the Target Companies as currently conducted (collectively, the "COMPANY PERMITS"), except where the failure to hold a Company Permit would not be reasonably likely to result in a Company Material Adverse Effect. The Target Companies are in compliance with the terms of the Company Permits, except where the failure to comply would not be reasonably likely to result in a Company Material Adverse Effect.

      3.11 LITIGATION. There are no claims, suits, actions or proceedings pending or, to the Company's Knowledge, threatened or reasonably anticipated against, relating to or affecting any Target Company, before any Governmental Entity or any arbitrator. No Governmental Entity has at any time challenged or questioned in a writing delivered to any Target Company the legal right of any Target Company to design, offer or sell any of its products or services in the present manner or style thereof or otherwise to conduct its business as currently conducted or that otherwise has had or is reasonably likely to have a Company Material Adverse Effect. To the Company's Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of any Target Company to seek indemnification from any Target Company.

      3.12 EMPLOYEE BENEFIT PLANS.

            3.12.1 Part 3.12.1 of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement (other than Employee Agreements that are terminable at will without further obligation (other than by operation of law) or that involve aggregate payments of less than $10,000 after the date hereof), and each staff handbook or written employment policies for each Target Company. Except as disclosed in Part
3.12.1 of the Company Disclosure Schedule, no Target Company is paying compensation or other payment to any former Employee (or relative or dependent) or former consultant.

            3.12.2 The Company has provided to Parent accurate and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts and other funding arrangements that implement each Company Employee Plan, and all documents embodying each Employee Agreement listed on
Part 3.12.1 of the Company Disclosure Schedule.

            3.12.3 Each of the Company and its ERISA Affiliates has performed in all material respects all obligations required to be performed by it under, is not in material default or violation of, and the Company has no Knowledge of any default or violation by any other party to, each Company Employee Plan or Employee Agreement, and each Company Employee Plan has been maintained, funded and administered in all material respects in accordance with its terms and in compliance in form and in operation with all applicable Legal Requirements (including ERISA and the Code), including the maintenance of reasonably accurate records. Each Company Employee Plan that is intended to meet the requirements of a "qualified plan" under Section 401(a) of the Code has received a determination from the IRS that such Company Employee Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of such plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits, claims or proceedings pending, or, to the Company's Knowledge, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan and, to the Knowledge of the Company, there are no facts or circumstances which may give rise to any such action, suit, claim, proceeding or investigation.

Each Company Employee Plan can be amended, terminated or otherwise discontinued either before or after the Effective Time in accordance with its terms, without liability to Parent, the Surviving Corporation, the Company or any of their ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event). All contributions due from the Company or any ERISA Affiliate with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet and no further contributions will be due or will have accrued thereunder as of the Closing Date.

            3.12.4 Neither any Target Company, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability under or with respect to any Pension Plan which is subject to Title IV of ERISA or
Section 412 of the Code.

            3.12.5 Neither any Target Company, nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any material liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any Multiemployer Plan.

            3.12.6 No Company Employee Plan or Employee Agreement provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute.

            3.12.7 Neither the Company nor any ERISA Affiliate has in any material respect violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of law applicable to any Employees.

            3.12.8 The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, loss of rights, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

            3.12.9 Each Company Employee Plan required to be listed in Part
3.12.1 of the Company Disclosure Schedule that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Internal Revenue
Code) and was in existence prior to October 3, 2004, has not been "materially modified" (within the meaning of Section 885(d)(2)(B) of the American Jobs Creation Act of 2004 and any applicable guidance issued thereunder) since October 3, 2004, in a manner which would cause amounts deferred in taxable years beginning before January 1, 2005, under such plan to be subject to Section 409A of the Internal Revenue Code. Each Company Employee Plan required to be listed in Part 3.12.1 of the Company Disclosure Schedule that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Internal Revenue Code) and which has not been terminated has been operated since January 1, 2005 in good faith compliance with the provisions of Section 409A of the Internal Revenue Code, Notice 2005-1 and the proposed regulations issued under
Section 409A.

      3.13 EMPLOYMENT MATTERS.

            3.13.1 Each Target Company: (i) is in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, immigration, terms and conditions of employment and wages and hours; (ii) has withheld all amounts required by any Legal Requirement or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) has properly classified independent contractors for purposes of all applicable Legal Requirements; (iv) is not liable for any arrears of wages or any Taxes (other than wages (and Taxes thereon) which have accrued in the ordinary course of business but which are not yet payable) or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security, Canada Pension Plan or other withholdings and remittances applicable to employee wages, or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to the Company's Knowledge, threatened or reasonably anticipated actions, suits, claims or proceedings against any Target Company under any workers' compensation policy or long-term disability policy. To the Company's Knowledge, no Employee or consultant of any Target Company has violated any employment, consulting, non-disclosure, non-competition, non-solicitation or other agreement by which such Employee is bound (nor any Legal Requirement relating to unfair competition, trade secrets or proprietary information) as a result of providing services to any Target Company or disclosing or using any information in connection with such services. There are no controversies pending or, to the Company's Knowledge, threatened or reasonably anticipated, between any Target Company and any Employee that would be reasonably likely to be material to any Target Company. Except as set forth on Part 3.13.1 of the Company Disclosure Schedule, no Target Company has any Employee Agreement currently in effect that is not terminable at will by a Target Company without any payment pursuant thereto or in connection therewith (other than agreements for the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). No Target Company will have any liability to any Employee or to any other Person as a result of the termination of any employee leasing arrangement.

            3.13.2 No work stoppage, labor strike, slowdown, lockout or other labor dispute against any Target Company is pending or, to the Company's Knowledge, threatened or reasonably anticipated. No Employee of any Target Company is represented by any union or other labor organization. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Company's Knowledge, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material loss to any Target Company. No Target Company has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. No Target Company is or has been a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by any Target Company.

            3.13.3 No Target Company has taken any action that could constitute a "mass layoff", "group termination", "mass termination" or "plant closing" which may trigger notice requirements or liability under any Legal Requirement, including collective dismissal laws.

      3.14 ENVIRONMENTAL MATTERS.

            3.14.1 Each Target Company is in compliance in all material respects with all applicable Environmental Laws. To the Knowledge of the Company, no Target Company has received any communication that alleges that any Target Company is not in compliance in all respects with all applicable Environmental Laws. To the Knowledge of the Company, there are no circumstances that may prevent or interfere with compliance by any Target Company with all applicable Environmental Laws. All Company Permits and other governmental authorizations currently held by any Target Company pursuant to any Environmental Law are in full force and effect, the Target Companies are in compliance in all material respects with all of the terms of such Company Permits and authorizations, and no other Company Permits or authorizations material to the conduct of the respective businesses of the Target Companies are required by any Target Company. The management, handling, storage, transportation, treatment and disposal by the Target Companies of all Environmental Materials have been in compliance in all material respects with all applicable Environmental Laws.

            3.14.2 There is no Environmental Claim pending or, to the Company's Knowledge, threatened or reasonably anticipated against or involving any Target Company or, to the Company's Knowledge, against any Person whose liability for any Environmental Claim any Target Company has or may have retained or assumed either contractually or by operation of law, nor, to the Company's Knowledge, is there any circumstance that might form the basis for any Environmental Claim.

      3.15 CERTAIN AGREEMENTS. Except as otherwise set forth in the applicable lettered subsection of Part 3.15 of the Company Disclosure Schedule, no Target Company is a party to or is bound by:

            3.15.1 any plan, contract or arrangement, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

            3.15.2 any agreement of indemnification (other than licenses to customers of any Target Company required to be disclosed (or specifically exempted from disclosure) pursuant to Section 3.15.5), any guaranty by a Target Company or any instrument evidencing Indebtedness by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, or otherwise;

            3.15.3 any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit any Target Company's freedom to compete in any line of business or in any geographic area or which would so limit Parent, the Company or the Surviving Corporation or any of their respective Subsidiaries after the Effective Time or granting any exclusive distribution or other exclusive rights;

            3.15.4 any agreement or commitment relating to the disposition or acquisition by any Target Company of assets not in the ordinary course of business;

            3.15.5 any agreement or commitment with any customer with continuing obligations entered into after January 1, 2002 and involving more than $10,000, other than customers of only the Adapter Business;

            3.15.6 any development, licensing, distribution, resale or other agreement, contract or commitment with regard to the development, acquisition, licensing, distribution or resale of any Intellectual Property Rights, other than (i) licenses to customers of any Target Company required to be disclosed (or specifically exempted from disclosure) pursuant to Section 3.15.5, (ii) support and maintenance agreements required to be disclosed (or specifically exempted from disclosure) pursuant to Section 3.15.5, (iii) agreements required to be disclosed pursuant to Section 3.9, and (iv) agreements under which a Target Company licenses Commercially Available Software from a third party;

            3.15.7 any agreement to forgive any indebtedness in excess of $10,000 of any Person to any Target Company;

            3.15.8 any loan agreement, promissory note or other evidence of Indebtedness;

            3.15.9 any agreement (other than agreements required to be disclosed pursuant to Section 3.9) pursuant to which any Target Company (A) uses any intellectual property of any third party that is material to the operation of its business (other than Commercially Available Software), (B) incorporates any third-party intellectual property in any of its products; or (C) has granted to any third party an exclusive license of any Intellectual Property Rights owned by any Target Company or any license of source code (including customary source code escrow arrangements entered into in the ordinary course of business);

            3.15.10 any agreement (other than agreements required to be disclosed pursuant to Section 3.9) which may obligate any Target Company to make aggregate payments in excess of $25,000 to any third party during the period from the date of this Agreement to December 31, 2007;

            3.15.11 any agreement (other than agreements required to be disclosed pursuant to Section 3.9) pursuant to which any Target Company (A) reasonably expects to receive aggregate payments in excess of $50,000 during the period from the date of this Agreement to December 31, 2007 or (B) reasonably expects to recognize revenue in such aggregate amount during such period;

            3.15.12 any agreement or commitment with any affiliate of any Target Company (including any director, officer or stockholder of any Target Company), except for (i) restricted stock agreements pursuant to a form furnished to Parent and (ii) stock option agreements pursuant to the Company Option Plans pursuant to a form furnished to Parent;

            3.15.13 any agreement or commitment currently in force providing for capital expenditures by any Target Company in excess of $25,000;

            3.15.14 any power of attorney or agency agreement or arrangement;

            3.15.15 any other agreement or commitment that cannot be terminated by the Target Company party thereto within 30 days without any liability or obligation in excess of $25,000;

            3.15.16 any other agreement or commitment entered into outside the ordinary course of business or at other than arm's length; or

            3.15.17 any other agreement or commitment currently in effect that is material to the any Target Company's business as presently conducted or proposed to be conducted.

      Each plan, contract, agreement, arrangement or other commitment that is required to be disclosed in the Company Disclosure Schedule pursuant to this
Section 3.15 or otherwise shall be referred to herein as a "COMPANY CONTRACT." Each Company Contract is valid and in full force and effect in accordance with its terms. No Target Company, nor to the Company's Knowledge, any other party thereto, is in breach, violation or default under, and no Target Company has received written notice alleging that it has breached, violated or defaulted under, any of the terms or conditions of any Company Contract in such a manner as would permit any other party thereto to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies for any or all such alleged breaches, violations, or defaults.

      3.16 BROKERS' AND FINDERS' FEES. No Target Company has incurred, nor will any of them incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. There are no Transaction Expenses other than (a) fees and disbursements of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Deloitte & Touche LLP, and Perseus Advisors, LLC, (b) the fees payable to the Escrow Agent pursuant to the Escrow Agreement and (c) the Target Audit Fees.

      3.17 INSURANCE. Part 3.17 of the Company Disclosure Schedule sets forth a description of each insurance policy or bond which provides coverage for any Target Company. Each Target Company has provided notice to its insurers in accordance with the applicable insurance policies or bonds of all potential claims of which such Target Company has Knowledge, and there is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid, and each Target Company is otherwise in compliance in all material respects with the terms of such policies and bonds. To the Knowledge of the Company, there has been no threatened or reasonably anticipated termination of, or material premium increase with respect to, any of such policies. No Target Company has incurred any material uninsured loss or casualty, nor does the Company have Knowledge of any circumstance or occurrence that could result in a material uninsured loss or casualty for any Target Company. No Target Company has made any knowing or intentional misrepresentation of, or knowingly or intentionally omitted to disclose, any material fact to any of its insurers that might justify denial by such insurer of any coverage under any such policy or bond.

      3.18 CUSTOMERS; ACCOUNTS RECEIVABLE.

            3.18.1 Part 3.18 of the Company Disclosure Schedule lists each customer of each Target Company from January 1, 2003 to the date hereof, other than customers of only the Adapter Business. No such customer with license fees in excess of $50,000 has indicated to any Target Company that it will or may stop buying, discontinue services, or materially decrease the rate of buying services or products of any Target Company.

            3.18.2 The receivables shown on the Company Balance Sheet arose in the ordinary course of business, consistent with past practice, and have been collected or are collectible in the book amounts thereof, less the allowance for doubtful accounts provided for on the Company Balance Sheet. Allowances for doubtful accounts and warranty returns are adequate in all material respects and have been prepared in accordance with GAAP consistently applied and in accordance with the Company's past practices. The Target Companies' receivables arising after the date of the Company Balance Sheet and prior to the Closing Date arose in the ordinary course of business, consistent with past practice, and have been collected or are collectible in the book amounts thereof, less a reasonable allowance for doubtful accounts determined in accordance with the Company's past practices. To the Company's Knowledge, none of the Target Companies' receivables is subject to any material claim of setoff, recoupment or counter claim and it has no Knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No receivables are contingent upon the performance by any Target Company of any obligation or contract other than normal warranty repair and replacement or in the ordinary course of business under support and maintenance agreements required to be disclosed (or specifically exempted from disclosure) pursuant to Section 3.15.5. No Person has any Encumbrance on any of such receivables and no agreement for deduction or discount has been made with respect to any of such receivables.

      3.19 BOARD APPROVAL. The Board of Directors of the Company has approved this Agreement and declared the advisability of this Agreement and the Merger and recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a "business combination" (as defined therein) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

      3.20 MINUTES AND STOCK RECORDS. The minute books of each Target Company contain records that are accurate in all material respects of all meetings and consents in lieu of meetings of its Board of Directors (or equivalent) and any committees thereof (whether permanent or temporary), and of its stockholders (or equivalent) since inception. The stock books (or equivalent) of each Target Company accurately reflect the ownership of the capital stock (or equivalent) of such Target Company. The Company has made available to Parent true, correct and complete copies of the minutes, consents and stock books (and equivalents) of each Target Company.

      3.21 ACCOUNTING SYSTEM. The Company maintains a system of internal accounting controls for the Target Companies at a comparable level to that of other similarly situated private companies and sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the Company's Knowledge, there is no significant deficiency or material weakness in the Company's internal control over financial reporting.
Part 3.21 of the Company Disclosure Schedule includes complete and accurate copies of any management letter or similar correspondence from any independent auditor of the Target Companies.

      3.22 CORRUPT PRACTICES. No Target Company has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder. No Target Company has paid any commission or made any payment whether to secure business or otherwise to any Person which in the hands of such Person would in accordance with the relevant Legal Requirement be regarded as illegal or improper. No director, officer, employee, agent or other Person acting on behalf of any Target Company has been a party to the use of any assets of any Target Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to any activity, including any political activity, or to the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets, or to the making of any false or fictitious entries in the books or records of any Target Company, or to the making of any unlawful payment.

      3.23 DISCLOSURE. None of this Agreement, the Company Disclosure Schedule, or any certificate to be executed or delivered pursuant hereto by the Company at or prior to the Closing Date, is false or misleading or contains any misstatement of a material fact, or omits to state any material fact required to be stated in order to make the statements herein or therein not misleading in light of the circumstances under which they were made. There is no fact Known to the Company and not disclosed to Parent in writing that is reasonably likely to give rise to a Company Material Adverse Effect or to have the effect of preventing, materially delaying, making illegal or otherwise interfering with the Merger and the other transactions contemplated by this Agreement.

      3.24 VOTING AGREEMENT. Each Company Preferred Stockholder (including holders of shares of Series AA-2 Preferred Stock issued on or about the date hereof upon the exercise of options to purchase such shares) and each Key Common Holder (as defined in the Voting Agreement) is, and after the Effective Time will be, bound by Section 5 of the Voting Agreement. The Merger and the other transactions contemplated by this Agreement constitute a "Sale of the Company" (as defined in the Voting Agreement). The Principal Stockholders collectively hold more than sixty percent (60%) of the Investor Shares (as defined in the Voting Agreement) (voting together as a single class and not as separate series and on an as-converted basis).

      3.25 PRIVATE PLACEMENT. Each Company Preferred Stockholder that is not a Principal Stockholder is an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The Company has received written representations from each Company Preferred Stockholder regarding such Company Preferred Stockholder's status as such an "accredited investor." The Company acknowledges and agrees that Parent is relying on this representation in entering into this Agreement and offering shares of Parent Stock pursuant to the Merger.

      3.26 INFORMATION STATEMENT. The information regarding the Company supplied by the Company for inclusion in the Information Statement shall not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE 4

         REPRESENTATIONS AND WARRANTIES REGARDING PARENT AND MERGER SUB

      Parent and Merger Sub represent and warrant to the Company and the Company Stockholders as set forth in this Article 4, subject to any exceptions expressly stated in the disclosure schedule delivered by Parent to the Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "PARENT DISCLOSURE SCHEDULE"). Exceptions on the Parent Disclosure Schedule shall specifically identify the representation to which they relate; provided, however, that any matter disclosed pursuant to one section or subsection of the Parent Disclosure Schedule is deemed disclosed for such other sections or subsections of the Parent Disclosure Schedule as, and only to the extent that, it is reasonably apparent that such matter relates to such other section or subsection of the Parent Disclosure Schedule and the level of particularity and manner of disclosure of the matter expressly disclosed in one section or subsection of the Parent Disclosure Schedule would make a reasonable person aware that such disclosure is relevant to such other sections or subsections.

      4.1 ORGANIZATION OF PARENT AND MERGER SUB. Each of Parent and Merger Sub
(i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not be material to Parent, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

      4.2 AUTHORITY; NON-CONTRAVENTION.

            4.2.1 Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Parent and Merger Sub of this Agreement and the Escrow Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the adoption and approval of this Agreement and the Merger by Parent as the sole stockholder of Merger Sub and the filing of the Certificate of Merger pursuant to Delaware Law. No approval of any holder of any securities of Parent is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity. Assuming the due authorization, execution and delivery of the Escrow Agreement by the Company Stockholder Representative and the Escrow Agent, the Escrow Agreement, when executed and delivered by Parent and Merger Sub, will constitute the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

            4.2.2 The execution and delivery of this Agreement and the Escrow Agreement by Parent and Merger Sub does not, and the performance of this Agreement and the Escrow Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Articles of Organization or By-Laws of Parent or the Certificate of Incorporation or By-Laws of Merger Sub, (ii) subject to compliance with the requirements set forth in Section 4.2.3 below, conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or by which any of their respective material properties or assets is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under or materially impair Parent or Merger Sub's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective material properties or assets are bound or affected.

            4.2.3 No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other Person is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Escrow Agreement or the consummation of the Merger, except for the filing of (i) the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) a notification of the acquisition of control of an existing Canadian business under the Investment Canada Act and (iii) such other filings as may be necessary under the Securities Act or the securities or "blue sky" laws of any jurisdiction.

      4.3 LITIGATION. There are no claims, suits, actions or proceedings pending or, to Parent's Knowledge, threatened or reasonably anticipated, against, relating to or affecting Parent or any of its Subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a material adverse effect on the ability of the Parties hereto to consummate the Merger.

      4.4 BROKERS' AND FINDERS' FEES. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      4.5 SUFFICIENT FUNDS. As of the date hereof, Parent has sufficient unrestricted cash on hand to pay the Base Merger Consideration and all costs and expenses incurred by Parent in connection with the transactions contemplated hereby.

      4.6 PRIVATE PLACEMENT. Subject to the truth and accuracy of the representations of the Company Stockholders in Article 2 of this Agreement and the representations of the Company in Section 3.25 of this Agreement, the offer, sale and issuance of the Parent Stock as contemplated by this Agreement are exempt from the registration or qualification requirements of any applicable state and federal securities laws, and neither Parent nor any authorized agent acting on its behalf will knowingly take any action hereafter that would cause the loss of such exemption.

      4.7 BUSINESS OF PARENT. Parent's business includes, directly or indirectly through one or more Subsidiaries, the development and sale of the products listed in Part 4.7 of the Parent Disclosure Schedule.

      4.8 INFORMATION STATEMENT. The information regarding Parent supplied by Parent for inclusion or incorporation by reference in the Information Statement shall not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE 5

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

      5.1 CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, and shall cause each Target Company, except to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, limit its capital expenditures to $25,000 in the aggregate, and use commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees (subject to attrition not materially different than past practices),
(iii) collect its accounts receivable and any other amounts payable to it when due and otherwise enforce any obligations owed to it by others substantially in accordance with their terms, (iv) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings, and (v) engage in any action with the intent to directly or indirectly adversely affect any of the transactions contemplated by this Agreement, including with respect to any "poison pill" or similar plan, agreement or arrangement, or any anti-takeover, control share acquisition, fair price, moratorium or other similar statute (each, a "TAKEOVER STATUTE"). In addition, the Company will promptly notify Parent of any material adverse event involving its business or operations. Any act or omission requiring action by, or the consent or approval of the Board of Directors (or equivalent) or stockholders (or equivalent) of any Target Company shall be deemed to be out of the ordinary course of business.

      5.2 TAX MATTERS. Without the prior written consent of Parent, which consent shall not be unreasonably withheld, the Company shall not, and shall cause each Target Company not to, make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to any Target Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Target Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any Target Company for any period ending after the Closing Date or decreasing any Tax attribute of any Target Company existing on the Closing Date.

                                    ARTICLE 6

                                    COVENANTS

      6.1 INFORMATION STATEMENT.

            6.1.1 Promptly after the execution of this Agreement, Parent and the Company jointly shall circulate to certain holders of Company Stock an information statement (the "INFORMATION STATEMENT") for use by the Board of Directors of the Company in connection with its solicitation of the written consent of the holders of Company Stock and in connection with the offer by Parent of shares of Parent Stock pursuant to the Merger. The Information Statement shall be in form and substance reasonably acceptable to each of Parent and the Company. The Information Statement shall include notice under Delaware Law and California Law that the holders of Company Stock are or may be entitled to assert dissenters' or appraisal rights under such laws. Each of Parent and the Company shall provide promptly to the other such information concerning its business and affairs as the other shall reasonably request. The Company will promptly advise Parent, and Parent will promptly advise the Company, if at any time prior to the Effective Time either the Company or Parent, as applicable, shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Information Statement shall contain the unanimous recommendation of the Board of Directors of the Company that the holders of Company Stock approve the Merger and this Agreement.

      6.2 OTHER HOLDERS OF COMPANY STOCK. Promptly after the date hereof, the Company and the Principal Stockholders will commence, and continue to use, commercially reasonable efforts to obtain from each Company Preferred Stockholder (other than the Principal Stockholders), within ten business days of the date hereof, a written agreement in form and substance reasonably satisfactory to Parent, pursuant to which such holder shall agree to become a party to, and be bound by the terms and conditions (including representations and warranties) of this Agreement and the Escrow Agreement (each, a "STOCKHOLDER AGREEMENT"). The obligations of the Company and the Principal Stockholders in this Section 6.1 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any proposal for any third-party acquisition transaction described in Section 6.5. At the request of Parent from time to time, the Company and the Principal Stockholders shall apprise Parent of their progress toward obtaining such agreements and shall provide such documentation thereof as Parent shall reasonably request.

      6.3 APPROVAL BY STOCKHOLDERS OF THE COMPANY.

            6.3.1 Each Principal Stockholder shall, simultaneously with the execution of this Agreement, pursuant to Section 228 of Delaware Law (and, if applicable, the California Law), execute and deliver to the Company and Parent the written consent of such Principal Stockholder to the adoption and approval of this Agreement and the Merger in form and substance satisfactory to Parent. The Company shall, simultaneously with the execution of this Agreement, cause such other Persons to so execute and deliver to the Company and Parent such written consent so that the Required Stockholder Approval shall have been obtained simultaneously with the execution of this Agreement.

            6.3.2 The Company Stockholders hereby waive, on behalf of themselves and all other holders of Company Stock, compliance by the Company with any requirement to give notice of this Agreement and the Merger, including pursuant to Section 2(e) of Article IV.B. of the Certificate of Incorporation of the Company.

      6.4 CONFIDENTIALITY. Each Company Stockholder will treat and hold all of the Confidential Information as confidential and refrain from using any of the Confidential Information except in connection with the enforcement of this Agreement. In the event that any Company Stockholder is requested or required pursuant to oral or written question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Company Stockholder will notify Parent and the Surviving Corporation promptly of the request or requirement so that Parent and the Surviving Corporation may seek an appropriate protective order or waive compliance with the provisions of this
Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any Company Stockholder is legally required to disclose any Confidential Information other than pursuant to any agreement, contract, obligation or other undertaking of such Company Stockholder, such Company Stockholder may disclose the Confidential Information to the extent so required (but only to the extent so required); provided, however, that the disclosing Company Stockholder shall permit, to the maximum extent possible, Parent and the Surviving Corporation to seek, prior to any such disclosure, an order or other assurance that confidential treatment will be accorded to the Confidential Information required to be disclosed. Each Company Stockholder will cooperate with Parent and the Surviving Corporation in seeking such treatment. The provisions of this Section 6.4 shall survive termination of this Agreement for any reason.

      6.5 NO SOLICITATION.

            6.5.1 From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to its terms, the Company will not and will cause each Target Company not to, and the Company Stockholders will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other consultant, advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal. The Company will and will cause each Target Company to, and the Company Stockholders will, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any Target Company, or by any officer, director, affiliate or employee of any Target Company or any of the Company Stockholders or any investment banker, attorney or other consultant, advisor or representative of any Target Company or any of the Company Stockholders shall be deemed to be a breach of this Section 6.5 by the Company.

            6.5.2 In addition to the obligations of the Company and the Company Stockholders set forth in Section 6.5.1, each of the Company and the Company Stockholders as promptly as practicable, and in any event within 24 hours of its receipt, shall advise Parent orally and in writing of an Acquisition Proposal or any request for nonpublic information or other inquiry which the Company or such Company Stockholder reasonably believes could lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. The Company and the Company Stockholders will keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

      6.6 PUBLIC DISCLOSURE. Parent, Merger Sub, the Company, the Target Companies and the Company Stockholders will not make any public disclosure concerning the Merger or any of the other transactions contemplated hereby without the prior written consent of Parent and the Company, except as Parent may be required by law or any listing agreement with the Nasdaq Stock Market, Inc.

      6.7 REASONABLE EFFORTS; NOTIFICATION.

            6.7.1 Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all commercially reasonable efforts to accomplish the following: (i) causing the conditions precedent set forth in Article 8 to be satisfied, (ii) obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities) and taking all steps that may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) obtaining all necessary consents, approvals or waivers from, and giving all necessary notices to, third parties, (iv) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

            6.7.2 Parent and Merger Sub, on the one hand, and the Company, on the other hand, will give prompt notice to the other of (i) any notice or other communication from any

Person alleging that the consent of such Person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger and (iii) any litigation relating to, involving or otherwise affecting the consummation of the Merger or the other transactions contemplated hereby.

      6.8 BENEFIT PLANS. From and after the Closing, each employee of any Target Company shall be eligible to participate in the employee benefit plans of Parent (the "PARENT BENEFIT PLANS") to the same extent as any similarly situated and geographically located employee of Parent and its affiliated companies. All employee welfare benefit plans of Parent which Parent elects to continue after the Effective Time and in which the employees of any Target Company shall be entitled to participate after the Effective Time shall, to the extent permitted by applicable Legal Requirements and the terms of such plans (including any approval requirements), (a) recognize expenses and claims that were incurred by the employees of the Target Companies in the year in which the Effective Time occurs for purposes of computing deductible amounts, co-payments or other limitations on coverage under such plans and (b) provide coverage for pre-existing health conditions of any employee of any Target Company. In addition, for eligibility and vesting purposes (but not for benefit computation or accrual purposes) under plans of Parent, service by an employee for a Target Company prior to the Effective Time shall be taken into account to the same extent as service for Parent; provided, that nothing herein shall require the inclusion of any such Employee in any such plan prior to the Effective Time; and further provided, that in determining the amount of vacation time to which any such Employee shall be entitled from and after the Effective Time under the applicable terms of the vacation policy of Parent (which terms need not be comparable to the terms of the vacation plan or policy of the Company), credit shall be given (up to the limits provided for in the vacation policy of Parent) for such Employee's service for any Target Company prior to the Effective Time (it being understood that Parent does not have a policy of paying for unused vacation time during employment). Nothing in this Section 6.8 shall obligate Parent or any of its affiliated companies to employ any person for any period of time after the Closing, and this Section 6.8 shall not be construed to limit the ability of Parent or any of its affiliated companies to alter the terms and conditions of, or terminate, the employment of any person. In addition, nothing contained in this Section 6.8 shall be deemed to prevent Parent from amending or terminating any Parent Benefit Plan in accordance with its terms.

      6.9 INDEMNIFICATION, EXCULPATION AND INSURANCE PLANS.

            6.9.1 Parent agrees that all rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Effective Time (including with respect to the transaction contemplated by this Agreement) now existing in favor of the current or former directors or officers of the Target Companies as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and indemnification agreements (as each is in effect on the date hereof), shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to honor all such rights.

            6.9.2 In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, or otherwise dissolves, then, and in each such case, Parent shall cause proper provision to be made so the successors and assigns of the Surviving Corporation assume the obligations set forth in this
Section 6.9.

            6.9.3 The provisions of this Section 6.9: (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

      6.10 COMPANY 401(K) PLAN. Prior to the Effective Time, each Target Company shall terminate its 401(k) plan effective as of the date immediately prior to the Effective Time, but contingent on the Effective Time. Parent hereby agrees that it will use its commercially reasonable efforts to cause its 401(k) plan to accept rollovers or direct rollovers of "eligible rollover distributions" within the meaning of Section 402(c) of the Code made with respect to the Target Companies' employees pursuant to the Target Companies' 401(k) plan(s) by reason of the transactions contemplated by this Agreement. Rollover amounts contributed to Parent's 401(k) plan in accordance with this Section 6.10 shall at all times be 100% vested and shall be invested in accordance with the provisions of Parent's 401(k) plan.

      6.11 TAKEOVER STATUTES. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Parties shall grant such approvals and take such lawful actions as are necessary to eliminate or minimize the effects of such Takeover Statute and any regulations promulgated thereunder on such transactions.

      6.12 COMPANY AUDITED FINANCIAL STATEMENTS. Parent shall use commercially reasonable efforts to prepare or cause to be prepared the Company Audited Financial Statements within 75 days after the Effective Time. Parent shall file the Company Audited Financial Statements with the SEC on Form 8-K as promptly as practicable after they become available.

      6.13 SHELF REGISTRATION STATEMENT.

            6.13.1 Subject to the terms and conditions of this Section 6.13, Parent hereby agrees to prepare and file with the SEC a registration statement (the "SHELF REGISTRATION STATEMENT") under Rule 415 under the Securities Act (or any successor rule relating to continuous offerings by security holders), with respect to the resale of the shares of Parent Stock issued pursuant to the Merger (the "REGISTRABLE SHARES"), provided that at the time of the filing of the Shelf Registration Statement (i) Parent shall be eligible to use Form S-3 (or any successor short-form registration statement available for such resale that permits incorporation by reference at least to the same extent as Form S-3) with respect to the disposition of such Registrable Securities and (ii) Parent shall have received a consent from each independent accountant whose audit report is required to be included or incorporated by reference in the Shelf Registration Statement. Parent shall use commercially reasonable efforts to obtain any such consent.

            6.13.2 Parent shall use commercially reasonable efforts to (i) cause the Shelf Registration Statement to become effective on the same date on which Parent shall file the Company Audited Financial Statements with the SEC on Form 8-K, and (ii) maintain the effectiveness of the Shelf Registration Statement until the close of business on the first anniversary of the termination of the Stock Election Period; provided, however, that Parent's obligations under this
Section 6.13.2 shall be suspended during any period (A) when Parent shall conclude in its sole discretion exercised in good faith, after consultation with its legal counsel, that it is advisable to suspend use of any prospectus as a result of pending corporate developments, the disclosure requirements of the securities laws or other events deemed material by Parent or (B) when the filing or effectiveness of the Shelf Registration Statement could, in the good faith opinion of Parent, after consultation with its financial advisors, impair Parent's ability to pursue a material financing, acquisition or other transaction. Parent shall prepare and file with the SEC such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary in its opinion to comply with its obligations under this Section 6.13.2.

            6.13.3 If Parent's obligations under Section 6.13.2 are suspended for any reason, Parent shall promptly provide each Company Preferred Stockholder then holding Registrable Shares with notice (which may provided in writing, orally or electronically) of both the commencement and termination of the period of suspension. After receipt of such notice, no Company Preferred Stockholder shall offer, sell, pledge, hypothecate, transfer, distribute or otherwise dispose of, in reliance on the Shelf Registration Statement, any Registrable Securities during any period in which Parent's obligations under Section 6.13.2 are suspended.

            6.13.4 It shall be a condition to Parent's obligations to any Company Preferred Stockholder under this Section 6.13 that such Company Preferred Stockholder (i) shall have promptly taken all such actions as Parent shall reasonably request in connection with the Shelf Registration Statement and
(ii) shall have provided promptly (and in any event within seven business days) such information and other materials as Parent or its counsel shall request in connection with the Shelf Registration Statement. Each Company Preferred Stockholder represents, warrants and agrees that all such information provided by such Company Preferred Stockholder or on behalf of such Company Preferred Stockholder shall be true, complete and correct. If any information provided by a Company Preferred Stockholder shall cease to be true, complete and correct, such Company Preferred Stockholder shall promptly provide the true, complete and correct information to Parent. Each Company Preferred Stockholder shall provide Parent with a valid e-mail address which Parent may use for communications regarding the Shelf Registration Statement. Such Company Preferred Stockholder shall comply with the Securities Act and any other Legal Requirements applicable to any disposition of Registrable Securities pursuant to the Shelf Registration Statement. Such Company Preferred Stockholder shall pay all expenses incurred by such Company Preferred Stockholder in connection with the disposition of such Company Preferred Stockholder's Registrable Securities, including any broker's fees or commissions, selling expenses, messenger and delivery expenses, and fees and expenses of any counsel retained by such Company Preferred Stockholder (it being understood that no Company Preferred Stockholder shall be required to pay any expenses incurred by Parent in connection with the preparation, filing and maintenance of the Shelf Registration Statement). All of Parent's obligations to Company Preferred Stockholder under this Section 6.13 shall terminate on the date on which all of such Company Preferred Stockholder's Registrable Securities may be sold at one time under Rule 144 under the Securities Act. Parent's obligations under this
Section 6.13 may be waived by either Company Preferred Stockholders who initially held a majority of the Registrable Securities or Company Preferred Stockholders who at the time of the waiver hold a majority of the Registrable Securities then eligible for sale under the Shelf Registration Statement.

      6.14 COMPANY EMPLOYEE BONUSES. Parent shall cause the Surviving Corporation to pay that portion of the Company Employee Bonuses due at Closing within five business days following the Closing. Parent shall cause the Surviving Corporation to pay the remaining portion of the Company Employee Bonuses (the "WITHHELD COMPANY EMPLOYEE BONUSES") within five business days following the distribution to the Company Stockholders of proceeds from the Escrow Fund, such Withheld Company Employee Bonuses to be subject to reduction in an amount proportional to the amount by which the Escrow Fund has been reduced as a result of indemnified claims before the Escrow Fund is released to the Company Stockholders.

      6.15 UPSTREAM MERGER. In the event that the Merger fails to qualify as a tax-free reorganization described in Sections 368(a)(2)(E) and 368(a)(1)(A) of the Code, Parent will not cause the Surviving Corporation to be merged into Parent or any affiliate of Parent in a transaction in which Parent or such affiliate is the surviving entity at any time within eighteen months after the Effective Date.

      6.16 TERMINATION OF FINANCING DOCUMENTS. The Company and the Company Stockholders agree that immediately prior to the Effective Time each of the Financing Documents shall be terminated and have no further force and effect, except for such sections of the Voting Agreement as shall be necessary to preserve the effect of Section 5 thereof, each of which shall remain in full force and effect until Parent shall determine otherwise.

                                    ARTICLE 7

                  INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS

      7.1 AGREEMENT TO INDEMNIFY.

            7.1.1 Subject to the terms and conditions of this Article 7, each Company Stockholder, severally and not jointly, hereby agrees (without any right of indemnification, contribution or subrogation from or against any Target Company or the Surviving Corporation or any of its Subsidiaries) to indemnify, defend and hold harmless Parent and each of its Subsidiaries and each of their respective directors, officers, employees, agents and affiliates (collectively, the "PARENT INDEMNIFIED PARTIES") from and against any loss, claim, liability, damage, cost or expense (including costs and reasonable attorneys' fees and disbursements) suffered, incurred or paid by any Parent Indemnified Party (collectively, all such amounts are hereinafter referred to as "PARENT CLAIMS") for any of the following: (i) as a result of any breach of any representation or warranty of such Company Stockholder in (A) Article 2, Section 1.14, Section
6.13 or Section 7.5 of this Agreement or (B) if executed by such Company Stockholder, the Stockholder Agreement (or other instrument accepted by Parent in lieu thereof), and (ii) as a result of any breach of any covenant or agreement of such Company Stockholder in this Agreement or such Stockholder Agreement (or such other instrument). For the avoidance of doubt, no Company Stockholder shall have any obligation to indemnify or hold harmless any

Parent Indemnified Party for any Parent Claim as a result of any such breach by another Company Stockholder.

            7.1.2 Subject to the terms and conditions of this Article 7, the Company Stockholders, jointly and severally, hereby agree (without any right of indemnification, contribution or subrogation from or against any Target Company or the Surviving Corporation or any of its Subsidiaries) to indemnify, defend and hold harmless the Parent Indemnified Parties from and against any Parent Claims for any of the following: (i) as a result of any breach of any representation or warranty in Article 3 of this Agreement, (ii) as a result of any breach of any representation or warranty of the Company in the Company Officer Certificate or the Company Secretary Certificate, (iii) as a result of any breach, but solely prior to the Effective Time, of any covenant or agreement of the Company in this Agreement, (iv) as a result of any act or failure to act, or any alleged act or alleged failure to act, of the Company Stockholder Representative (including fraud, gross negligence, willful misconduct or bad faith by the Company Stockholder Representative), (v) as a result of there being any Outstanding Indebtedness (including the amount thereof), other than Outstanding Indebtedness which is (A) set forth on the certificate delivered to Parent pursuant to Section 1.8.4 and (B) deducted from the total consideration paid at the Closing pursuant to Section 1.8.1, (vi) as a result of there being any Excess Transaction Expenses (including the amount thereof), other than Excess Transaction Expenses which are (A) set forth on the certificate delivered to Parent pursuant to Section 1.8.4 and (B) deducted from the total consideration paid at the Closing pursuant to Section 1.8.1, (vii) as a result of the commencement or exercise, or attempted exercise, by any holder of Company Stock of appraisal or dissenters' rights in connection with the transactions contemplated by this Agreement or any other Stockholder Action, and (viii) as a result of any claim by any director, officer, employee or other indemnitee of any Target Company for indemnification, contribution or advancement of expenses pursuant to the Certificate of Incorporation or By-Laws of the Company (or other organization documents of any other Target Company) or any indemnification agreement with any Target Company.

            7.1.3 With respect to any Parent Indemnified Party other than Parent, the Company Stockholders and the Company Stockholder Representative acknowledge and agree that Parent is contracting on its own behalf and for such Parent Indemnified Party and Parent shall obtain and hold the rights and benefits provided for in this Section 7.1 in trust for and on behalf of such Parent Indemnified Party.

            7.1.4 Solely for purposes of determining the amount of any Parent Claim resulting from any breach of any representation, warranty, covenant or agreement (but not for purposes of determining whether or not any such breach has occurred), such amount shall be determined as if each such representation, warranty, covenant or agreement contained no qualification as to materiality or Company Material Adverse Effect.

      7.2 SURVIVAL; LIMITATION OF LIABILITY.

            7.2.1 Except as set forth in this Section 7.2, all representations, warranties, covenants and agreements made by any Party in this Agreement, the Company Officer Certificate, the Company Secretary Certificate, the Escrow Agreement and any Stockholder

Agreement (or other instrument accepted by Parent in lieu thereof) shall survive the Closing and any investigation at any time made by or on behalf of any other Party.

            7.2.2 A Parent Claim may be brought only if Parent has given the Company Stockholder Representative written notice of such Parent Claim (i) in the case of Parent Claims under Section 7.1.2(i) or Section 7.1.2(ii) (in each case, other than with respect to IP Representations and Core Representations) or under Section 7.1.2(v) or Section 7.1.2(vi), on or before the date which is fifteen (15) months after the Closing Date, (ii) in the case of Parent Claims under Section 7.1.2(i) or Section 7.1.2(ii), in each case with respect to IP Representations, on or before the third anniversary of the Closing Date, and
(iii) in the case of Parent Claims under Section 7.1.2(i) or Section 7.1.2(ii), in each case with respect to Core Representations, on or before the expiration of the statute of limitations applicable with respect to such Parent Claim.

            7.2.3 No indemnification shall be required to be made by the Company Stockholders for Parent Claims under Section 7.1.2(i) or Section 7.1.2(ii) (other than the representation in Section 3.2.5) unless the total amount of all Parent Claims exceeds $200,000 in the aggregate, in which case the Company Stockholders' indemnification obligations shall extend to the full amount of all such Parent Claims, relating back to the first dollar.

            7.2.4 Notwithstanding anything contained in this Agreement to the contrary, the aggregate liability of the Company Stockholders shall not exceed the following limits:

                  7.2.4.1 in the case of Parent Claims under Section 7.1.2(i),
      Section 7.1.2(ii) (in each case, other than to the extent arising from IP Representations or Core Representations), Section 7.1.2(v) or Section 7.1.2(vi), the limit shall be an aggregate amount equal to the Escrow Fund; or

                  7.2.4.2 in the case of Parent Claims under Section 7.1.2(i) or
      Section 7.1.2(ii), in each case to the extent arising from IP Representations, together with all other Parent Claims subject to the limit under Section 7.2.4.1, the limit shall be an aggregate amount equal to seventy-five percent (75%) of the Total Merger Consideration; provided, however, that the limit under this Section 7.2.4.2 for Parent Claims first made after the first anniversary of the Closing Date shall be an amount equal to the lesser of (A) fifty percent (50%) of the Total Consideration and (B) seventy-five percent (75%) of the Total Merger Consideration, less the aggregate amount of Parent Claims resolved or pending as of the first anniversary of the Closing Date; and provided, further, that the limit under this Section 7.2.4.2 for Parent Claims first made after the second anniversary of the Closing Date shall be an amount equal to the lesser of
      (A) twenty-five percent (25%) of the Total Merger Consideration and (B) fifty percent (50%) of the Total Merger Consideration, less the aggregate amount of Parent Claims resolved or pending as of the second anniversary of the Closing Date. For the avoidance of doubt, the Parties agree that the aggregate amount of Parent Claims for IP Representations under this
      Section 7.2.4.2 and for all Parent Claims under Section 7.2.4.1, regardless of whether such Parent Claims are satisfied out of the Escrow Fund or by indemnification from the Company Stockholders outside the Escrow Fund, shall not exceed the applicable limits specified in this
      Section 7.2.4.2, which would
      for example be seventy-five percent (75%) of the Total Merger Consideration until the first anniversary of the Closing; or

                  7.2.4.3 in the case of Parent Claims under Section 7.1.2(i) or
      Section 7.1.2(ii), in each case to the extent arising from Core Representations, together with all other Parent Claims subject to the limits under Sections 7.2.4.1 and 7.2.4.2, the limit shall be an aggregate amount equal to the Total Merger Consideration.

            7.2.5 For purposes of satisfying any Parent Claim, shares of Parent Stock held in the Escrow Fund shall be valued at the Average Parent Stock Price. For purposes of satisfying any Parent Claim (other than with respect to payments from the Escrow Fund), a Company Stockholder may tender either (a) shares of Parent Stock, which shall also be valued at the Average Parent Stock Price or
(b) cash.

            7.2.6 Notwithstanding any other provision of this Agreement, Parent shall not seek indemnification under Section 7.1.2 from any Company Stockholder for any Parent Claim (except for a Fraud Claim), except to the extent that the amount of such Parent Claim exceeds the value of the assets in the Escrow Fund that are not subject to pending Parent Claims. All Parties acknowledge that Parent may claim against the Escrow Fund for any Parent Claim against any Company Stockholder. If, but only if, the amount of any Parent Claim under
Section 7.1.2 (other that Parent Claims for which Parent's sole recourse under this Agreement is the Escrow Fund) exceeds the value of the assets in the Escrow Fund that are not subject to pending Parent Claims, then Parent may seek indemnification against the Company Stockholders, subject to the limits and other terms of this Article 7. If Parent seeks indemnification against the Company Stockholders to the extent permitted by this Section 7.2.6, it shall use commercially reasonable efforts to bring such claim against each Company Stockholder on a pro rata basis in accordance with the allocation on Part 3.2.5 of the Company Disclosure Schedule. For purposes of this Section 7.2.6, "commercially reasonable efforts" shall mean only sending notice to each Company Stockholder of such Company Stockholder's indemnification obligation for such claim and, if such Company Stockholder shall not have paid such Company Stockholder's pro rata portion of such claim within 45 days after such notice, sending a second notice thereof. For purposes of clarity, Parent shall not be required to (i) commence litigation against any Company Stockholder or (ii) pursue any claim for more than 120 days (or, if earlier, after the time when litigation has become the only commercially reasonable alternative). Prior to the completion of such commercially reasonable efforts with respect to a Parent Claim, no Company Stockholder shall be required to pay Parent, with respect to such Parent Claim, an amount greater than such Company Stockholder's pro rata portion of such Parent Claim. If a Company Stockholder pays more than its pro rata share of any Parent Claim in accordance with the allocation on Part 3.2.5 of the Company Disclosure Schedule, each other Company Stockholder shall be required to contribute to such Company Stockholder so that the aggregate amount paid by all Company Stockholders, taking into account the amount of such contribution, is in accordance with the allocation on Part 3.2.5 of the Company Disclosure Schedule. Any Company Stockholder shall be entitled to enforce its right of contribution pursuant to this Section 7.2.6 against each other Company Stockholder. Each Company Stockholder hereby agrees to indemnify and hold harmless each other Company Stockholder for any loss, claim, liability, damage, cost or expense (including costs and reasonable attorneys' fees and disbursements) suffered, incurred or paid by any such other Company Stockholder as a result of the failure of the indemnifying Company

Stockholder to promptly pay such indemnifying Company Stockholder's pro rata share of any Parent Claim, including reasonable costs and expenses incurred in attempting to collect, enforce or defend against any of the foregoing.

            7.2.7 Section 7.2.2, Section 7.2.3, Section 7.2.4 and Section 7.2.6 shall not apply to any Fraud Claim.

            7.2.8 Notwithstanding any other provision of this Agreement to the contrary, the aggregate liability of any Company Stockholder for indemnification and contribution under this Agreement, including under this Article 7 and
Section 10.1 (taking into account amounts satisfied from the Escrow Fund), shall not under any circumstance exceed the portion of the Total Merger Consideration actually received by such Company Stockholder.

      7.3 PROCESS OF INDEMNIFICATION FOR PARENT CLAIMS.

            7.3.1 Parent shall not be entitled to receive any payment with respect to a Parent Claim unless Parent shall have given the Company Stockholder Representative written notice of the existence of such Parent Claim. Such notice shall contain a reasonable summary of the basis for the Parent Claim and the provision or provisions of this Agreement (or other agreement, certificate or document) under which such indemnification is sought. If the Company Stockholder Representative does not dispute the basis or amount of any Parent Claim within 30 days of receiving written notice thereof, Parent shall have the right promptly to recover indemnity as and to the extent provided herein. If the Company Stockholder Representative disagrees with the basis for or amount of the Parent Claim, then within 30 days of receiving written notice thereof, the Company Stockholder Representative shall give written notice to Parent of such disagreement (which notice shall contain a reasonable summary of the basis for such disagreement) and, in that case, Parent shall have the right promptly to recover indemnity for any undisputed amount as and to the extent provided herein, but shall have no right to recover indemnity for any disputed amount hereunder until such time, if at all, as (a) a court of competent jurisdiction issues a final, non-appealable order specifying the amount of Parent's recovery, in which case Parent shall have the right promptly to recover the amount so specified (subject to the limitations contained in this Article 7) or (b) Parent and the Company Stockholder Representative agree in writing to the amount of Parent's recovery, in which case Parent shall have the right promptly to recover the amount so agreed.

            7.3.2 The obligations and liabilities of any Party against which an indemnification claim is brought (the "INDEMNIFYING PARTY") with respect to matters resulting from the assertion of liability by third parties (each, a "THIRD-PARTY CLAIM") shall be subject to the following terms and conditions:

                  7.3.2.1The Person entitled to indemnification hereunder (the "INDEMNIFIED PARTY") shall give written notice to the Indemnifying Party (or, in the case of indemnification under Section 7.1.2, the Company Stockholder Representative) within 15 days after the receipt by such Indemnified Party of any Third-Party Claim, which notice shall contain a reasonable summary of the basis of such Third Party Claim, and the amount of such claim to the extent known; provided, however, that no delay or failure to give such notice on the part of the Indemnified Party shall relieve any Indemnifying Party from any obligation hereunder unless (and then solely to the extent) such Indemnifying Party is materially prejudiced thereby. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third-Party Claim, including but not limited to, any summons, complaint or other pleading which may have been served or written demand, or other document or instrument.

                  7.3.2.2 The Indemnified Party shall have the right and obligation to defend against, negotiate, settle or otherwise deal with any Third-Party Claim in good faith but otherwise in such manner as the Indemnified Party deems appropriate and to be represented by counsel of its own choice reasonably satisfactory to the Company Stockholder Representative. The Indemnified Party shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the consent of the Indemnifying Party (or, in the case of indemnification under Section 7.1.2, the Company Stockholder Representative), which consent shall not be unreasonably withheld, so long as the Indemnified Party is contesting or defending the same with reasonable diligence and in good faith; provided, however, that the Indemnifying Party may participate in any proceeding with counsel of its choice and at its expense. In the event the Indemnified Party fails to defend against, negotiate, settle or otherwise deal with such Third Party Claim as provided above in this
      Section 7.3.2, then the Indemnifying Party shall have the right to defend against, negotiate, settle or otherwise deal with the Third Party Claim in good faith and otherwise in such manner as the Indemnifying Party deems appropriate; provided, however, that the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim (A) in the case of a settlement, unless the settlement includes, as an unconditional term thereof, the giving by the third party of a release of the Indemnified Party from all liability in respect of such Third-Party Claim (other than pursuant to the terms of the settlement), (B) if the judgment or settlement involves any injunctive or other equitable relief, without the prior written consent of the Indemnified Party, and (C) if the judgment or settlement with respect to an Indemnified Party involves any amount in excess of the indemnification obtained by the Indemnified Party hereunder with respect to such Third Party Claim, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld (it being agreed that it shall be deemed to be reasonable to withhold such consent if such withholding is based on the advice of counsel). The Indemnified Party acknowledges that any settlement, compromise, payment or discharge of any Third-Party Claim (other than by a judgment of a court or with the consent of the Indemnifying Party) shall not preclude the Indemnifying Party (or the Company Stockholder Representative) from disagreeing with the amount of any Parent Claim relating to such Third-Party Claim pursuant to Section
      7.3.1 and that any court, arbitrator, mediator or other party resolving any dispute as to whether the Indemnified Party shall be entitled to indemnification with respect to such Parent Claim shall consider all evidence presented by the Indemnifying and Indemnified Parties with respect to such Parent Claim, including evidence relating to the quality, competency, cost and efficiency of the counsel selected to defend the Third-Party Claim, the quality and intensity with which such defense was conducted and whether the conduct of such defense was affected in any way the Indemnified Party's existing or anticipated relationship with the third-party claimant.

      7.4 EXCLUSIVE REMEDY. Except as otherwise provided in Article 7 or Article 10 and subject to the limitations set forth therein, Parent shall have no claim or cause of action, whether in contract, tort, under statute or otherwise, against the Company Stockholders for monetary damages arising out of or relating to this Agreement and the representations, warranties, covenants and agreements contained herein apart from the remedies set forth in Article 7 hereof.

      7.5 RELEASE OF CLAIMS.

            7.5.1 Each Company Stockholder, on its own behalf and, to the extent of its legal authority, on behalf of its successors, assigns, heirs, next-of-kin, representatives, administrators, executors, directors, officers, employees, partners, members, agents and affiliates, and any other Person claiming by, through, or under any of the foregoing, does hereby unconditionally and irrevocably release, waive and forever discharge, effective as of the Effective Time, the Company, and each of its past and present directors, officers, employees, agents, predecessors, successors, assigns, stockholders, partners, insurers, Subsidiaries and affiliates (the "RELEASED PARTIES"), from any and all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) on or prior to the Closing (the "RELEASED CLAIMS"), including without limitation any and all of the foregoing arising out of or relating to (i) such Company Stockholder's capacity as a current or former stockholder, option holder, warrant holder or other security holder, director, officer, employee, member, manager, partner or agent of the Company or any of its predecessors, Subsidiaries or affiliates (or such Company Stockholder's capacity as a current or former trustee, director, officer, employee, member, manager, partner or agent where such Company Stockholder is or was serving at the request of any Target Company), (ii) any rights of indemnification or contribution existing as of the Closing, whether pursuant to the Released Parties' certificates of incorporation, bylaws, other organizational document, applicable law, contract or otherwise (other than such rights arising from such Company Stockholder's services as a director or officer of a Target Company), or (iii) any contract, agreement or other arrangement (whether verbal or written, but excluding this Agreement and the Escrow Agreement) entered into or established prior to the Closing, including any contracts, agreements or other arrangements required to be disclosed on the Company Disclosure Schedule and any stockholder agreements, investor agreements, employment agreements or non-competition agreements, in all cases whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) on or prior to the Closing. For purposes of clarity, no Company Stockholder is hereby releasing, waiving or discharging any rights of indemnification or contribution, whether pursuant to the Released Parties' certificates of incorporation, bylaws, other organizational document, applicable law, contract or otherwise, arising from such Company Stockholder's services as a director or officer of a Target Company. Each Company Stockholder understands that this is a full and final general release of all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Released Parties.

            7.5.2 Each Company Stockholder represents and warrants to the Released Parties that there are no Encumbrances on or against any of the Released Claims released by such Company Stockholder.

            7.5.3 The terms of this Section 7.5 are contractual and not mere recitals. Except as expressly set forth herein, this Agreement is executed without reliance upon any representation, warranty, covenant or agreement of the Released Parties or any representative of the Released Parties, and each Company Stockholder has carefully read this Agreement, has been advised of its meaning and consequences by such Company Stockholder's attorney, and has signed the same freely and willingly.

            7.5.4 Notwithstanding the foregoing provisions of this Section 7.5, nothing contained in this Agreement shall be construed as an admission by any Party of any liability of any kind to any other Party.

                                    ARTICLE 8

                               CLOSING CONDITIONS

      8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each Party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

            8.1.1 Stockholder Approvals. The Required Stockholder Vote of the adoption and approval of this Agreement and the Merger shall have been obtained.

            8.1.2 No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

            8.1.3 Governmental Consents. All consents, approvals, permits of, authorizations from, notifications to and filings with any Governmental Entities required to be made or obtained prior to the consummation of the Merger shall have been made or obtained.

      8.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

            8.2.1 Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date prior to the date hereof (which representations shall have been true and correct in all material respects as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent. For purposes of this Section 8.2.1 only, the representations and warranties regarding Parent contained in this Agreement shall be true and correct "in all material respects" as of the date of this Agreement unless the circumstances giving rise to the inaccuracies (considered collectively) in the representations regarding Parent result (or could reasonably be expected to result) in claims in excess of $1,000,000 (it being understood that this sentence shall not be interpreted to preclude, limit or otherwise affect any claim for breach of such representations and warranties otherwise permitted under this Agreement).

            8.2.2 Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

            8.2.3 Escrow Agreement. Parent, Merger Sub, the Company Stockholder Representative and the Escrow Agent shall have duly executed and delivered the Escrow Agreement.

            8.2.4 Documents. All actions to be taken by Parent and Merger Sub in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby or to be delivered to the Company will be reasonably satisfactory in form and substance to the Company.

            8.2.5 Legal Opinion. The Company shall have received from Foley Hoag LLP, counsel to Parent, an opinion, in form and substance satisfactory to the Company, as to Parent's legal existence and authorization of the transactions contemplated by this Agreement.

      8.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

            8.3.1 Company Representations and Warranties. Each representation and warranty regarding any Target Company contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date prior to the date hereof (which representations shall have been true and correct in all material respects as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company. For purposes of this Section 8.3.1, the representations and warranties regarding any Target Company contained in this Agreement shall be true and correct "in all material respects" as of the date of this Agreement unless the circumstances giving rise to the inaccuracies (considered collectively) in the representations regarding any Target Company and the Company Stockholders result (or could reasonably be expected to result) in Parent Claims in excess of $1,000,000 (it being understood that this sentence shall not be interpreted to preclude, limit or otherwise affect any claim for breach of such representations and warranties otherwise permitted under this Agreement).

            8.3.2 Company Agreements and Covenants. Each Target Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

            8.3.3 Company Stockholder Representations and Warranties. Each representation and warranty of each Company Stockholder contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except for those representations and warranties which address matters only as of a particular date prior to the date hereof (which representations shall have been true and correct in all material respects as of such particular date). For purposes of this Section 8.3.3, the representations and warranties regarding the Company Stockholders contained in this Agreement (other than the representations and warranties of the Company Stockholders in Sections 2.7 and 2.10 through 2.16) shall be true and correct "in all material respects" as of the date of this Agreement unless the circumstances giving rise to the inaccuracies (considered collectively) in the representations regarding any Target Company and the Company Stockholders (including the representations and warranties in Sections 2.7 and 2.10 through 2.16) result (or could reasonably be expected to result) in Parent Claims in excess of $1,000,000 (it being understood that this sentence shall not be interpreted to preclude, limit or otherwise affect any claim for breach of such representations and warranties otherwise permitted under this Agreement).

            8.3.4 Company Stockholder Agreements and Covenants. Each Company Stockholder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

            8.3.5 Material Adverse Effect. No Company Material Adverse Effect shall have occurred. For purposes of this Section 8.3.5 only, a Company Material Adverse Effect will be deemed to exist if the change, event, circumstance or effect results in or could reasonably be expected to result in a loss, liability or reduction in value in an amount in excess of $1,000,000; provided, however, that this provision shall not be interpreted to exclude from the definition of Company Material Adverse Effect (either in this Section 8.3.5 or elsewhere in this Agreement) losses, liabilities or reductions in value in amounts less than $1,000,000.

            8.3.6 Consents. (i) All required approvals or consents of any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated hereby, and all approvals and consents identified on Part 8.3.6 of the Parent Disclosure Schedule, shall have been obtained (and all relevant waiting periods shall have expired), and (ii) all such approvals and consents shall be on terms reasonably satisfactory to Parent.

            8.3.7 Consent to the Merger. Holders of shares of Company Capital Stock representing the right to receive not less than 80% of Total Merger Consideration, shall be Principal Stockholders or shall have executed and delivered to Parent Stockholder Agreements.

            8.3.8 No Restraints. There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the business of any Target Company or of Parent or any of its Subsidiaries or to compel Parent or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of any Target Company or of Parent or any of its Subsidiaries, (ii) seeking to impose or confirm limitations on the ability of Parent or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Company Stock (or shares of stock of the Surviving Corporation), including the right to vote on any matter or (iii) seeking to require divestiture by Parent or any of its Subsidiaries of any such shares.

            8.3.9 Legal Opinion. Parent shall have received from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel to the Company, an opinion in form and substance satisfactory to Parent.

            8.3.10 Employment Arrangements. Each employee designated on Part
8.3.10 of the Parent Disclosure Schedule shall have accepted employment with Parent or an affiliate of Parent on terms and conditions satisfactory to Parent, subject only to the Closing, and no such employee shall have provided notice of his or her intention to terminate such employment arrangement.

            8.3.11 Termination of Options and Warrants. Parent shall be satisfied that all Company Options shall have expired or been terminated or otherwise cancelled (or shall expire or terminate or otherwise be cancelled as of immediately prior to the Effective Time).

            8.3.12 Termination or Modification of Investor Agreements. Parent shall be satisfied that (i) the Amended and Restated Investors' Rights Agreement and the Amended and Restated First Refusal and Co-Sale Agreement, each dated as of October 12, 2004, by and among the Company and certain stockholders of the Company parties thereto shall have been terminated as of immediately prior to the Effective Time, (ii) the Voting Agreement shall have been terminated as of immediately prior to the Effective Time, except such provisions thereof as Parent shall determine to be necessary to preserve Section 5 thereof, which provisions shall survive after the Effective Time until Parent shall determine otherwise, and (iii) all letter agreements between the Company and any party or parties, granting such party or parties any management rights, including (A) the three letter agreements dated as of November 8, 2001 between the Company and each of August Capital III, L.P., Granite Ventures, L.P. and Todd U.S. Ventures, LLC, (B) the letter agreement dated as of March 7, 2003 between the Company and Sevin Rosen Fund VIII L.P., and (C) the letter agreement dated as of October 12, 2004 among the Company, Sevin Rosen Fund VIII L.P. and Sevin Rosen VIII Affiliates Fund L.P., in each case shall have been terminated as of immediately prior to the Effective Time.

            8.3.13 Resignations. Parent shall have received written resignations from all of the directors and officers of the Target Companies effective as of the Effective Time.

            8.3.14 Escrow Agreement. The Escrow Agent and the Company Stockholder Representative shall have duly executed and delivered the Escrow Agreement.

            8.3.15 Change in Fiscal Year. Parent shall be satisfied that the Company shall have changed the end of its fiscal year from January 31, 2006 to December 31, 2005.

            8.3.16 FIRPTA. On or before the Closing Date, the Company shall have delivered to Parent a certification that shares of Company Stock are not "U.S. real property interests" in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, together with authorization for Parent, as agent for the Company, to deliver a copy of the certification, along with the appropriate notification, to the Internal Revenue Service on behalf of the Company, in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations. If Parent does not receive the certification and authorization to file the notice as described above on or before the Closing Date, Parent, Merger Sub, the Company, or the Surviving Corporation shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.

            8.3.17 Certified Charter; Good Standing Certificates. Parent shall have received from the Company a copy of the Certificate of Incorporation of the Company, certified as of or within three business days prior to the Closing Date by the Secretary of State of the State of Delaware, together with certificates, dated as of or within three business days prior to the Closing Date, as to the good standing of each Target Company from the Secretary of State (or comparable officer) of such jurisdictions as Parent shall request.

            8.3.18 Secretary's Certificate. Parent shall have received from the Company a certificate of the secretary of each Target Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent, as to: (i) no amendments to the certificate of incorporation or other organizational documents of such Person since the date specified in Section 8.3.17; (ii) the bylaws of such Person; (iii) any resolutions of the board of directors (or a duly authorized committee thereof) and stockholders of such Person relating to this Agreement and the transactions contemplated hereby, and (iv) as to the Company, the delivery of written notice, in accordance with Section 228(e) of Delaware Law (and if applicable, the California Law), of the taking of the Required Stockholder Vote for the adoption and approval of this Agreement and the Merger, together with the written notice required by Section 262(d)(2) of the Delaware Law (and if applicable, the California Law), to each stockholder of the Company entitled thereto.

            8.3.19 Documents. All actions to be taken by the Company and the holders of Company Stock in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby or to be delivered to Parent or Merger Sub will be reasonably satisfactory in form and substance to Parent and Merger Sub.

                                    ARTICLE 9

                        TERMINATION, AMENDMENT AND WAIVER

      9.1 TERMINATION. This Agreement may be terminated at any time prior to the

Effective Time, whether before or after the Required Stockholder Vote for the adoption and approval of this Agreement and the Merger has been obtained:

            9.1.1 by the written consent of Parent and the Company;

            9.1.2 by either the Company or Parent if the Merger shall not have been consummated within 60 days of the date hereof for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1.2 shall not be available to (i) the Company if any action or failure to act by any Target Company or any Company Stockholder has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement, or (ii)Parent if any action or failure to act by Parent or Merger Sub has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

            9.1.3 by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and non-appealable;

            9.1.4 by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section
8.2.1 or Section 8.2.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's or Merger Sub's representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub, then the Company may not terminate this Agreement under this Section 9.1.4 until ten business days after delivery of written notice from the Company to Parent of such breach and intent to terminate, provided Parent and Merger Sub continue to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this
Section 9.1.4 if such breach by Parent or Merger Sub is cured during such ten business-day period, or if the Company shall have materially breached this Agreement); or

            9.1.5 by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or any Company Stockholder, if applicable, set forth in this Agreement, or if any representation or warranty of the Company or any Company Stockholder shall have become untrue, in either case such that the conditions set forth in Section 8.3.1, Section 8.3.2, Section
8.3.3 or Section 8.3.4 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the representations and warranties of the Company or such Company Stockholder or breach by the Company or such Company Stockholder is curable by the Company or such Company Stockholder, then Parent may not terminate this Agreement under this Section 9.1.5 until ten business days after delivery of written notice from Parent to the Company of such breach and intent to terminate, provided the Company and such Company Stockholder, if applicable, continue to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this

Section 9.1.5 if such breach by the Company or such Company Stockholder is cured during such ten business-day period, or if Parent shall have materially breached this Agreement).

      9.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any proper termination of this Agreement under Section 9.1 will be effective immediately upon the delivery of written notice of the terminating Party, in the case of Parent, to the Company, and, in the case of the Company, to Parent. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 6.4, this
Section 9.2, Section 9.1 and Article 10, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the Parties contained in the Letter of Intent dated as of November 23, 2005 by and between Parent and the Company (the "LETTER OF INTENT"), all of which obligations shall survive termination of this Agreement in accordance with their terms.

      9.3 FEES AND EXPENSES. Except to the extent otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses whether or not the Merger is consummated.

      9.4 AMENDMENT. Subject to applicable Legal Requirements, this Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of Parent, Merger Sub, the Company and Company Stockholders who hold such number of shares of Company Stock sufficient to take the Required Stockholder Vote.

      9.5 EXTENSION; WAIVER. Any Party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Each holder of Company Stock shall be bound by any extension or waiver granted by Company Stockholders who hold such number of shares of Company Stock sufficient to take the Required Stockholder Vote. Subject to the foregoing, any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                   ARTICLE 10

                               GENERAL PROVISIONS

      10.1 TAX MATTERS. The following provisions shall govern the allocation of responsibility as among Parent, the Surviving Corporation and the Company Stockholders for certain tax matters following the Closing Date:

            10.1.1 The Company Stockholders, jointly and severally, hereby agree (without any right of indemnification, contribution or subrogation from or against any Target Company or the Surviving Corporation or any of its Subsidiaries) to indemnify, defend and hold harmless


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

Parent, the Surviving Corporation, its Subsidiaries and each affiliate of Parent from and against any loss, claim, liability, damage, cost or expense (including costs and reasonable attorneys' fees and disbursements) suffered, incurred or paid by any such Person arising from or attributable to: (i) any and all Taxes (or the non-payment thereof) of the Target Companies for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date ("PRE-CLOSING TAX PERIOD"), (ii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the any Target Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar foreign, state or local Legal Requirement, and (iii) any and all Taxes of any Person (other than the Target Companies) imposed on any Target Company as a transferee or successor, by contract or pursuant to any Legal Requirement, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses
(i), (ii), and (iii) above, the Company Stockholders shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Company Balance Sheet (rather than in any notes thereto). The Company Stockholders shall jointly and severally reimburse Parent for any Taxes of the Target Companies that are the responsibility of the Company Stockholders pursuant to this Section within 15 business days after Parent shall notify the Company Stockholder Representative that such Taxes have been paid. Notwithstanding anything contained in this Agreement to the contrary, the aggregate liability of the Company Stockholders under this Section 10.1.1 and under Section 3.7, together will all other Parent Claims subject to the limit under Section 7.2.4.1, shall not exceed an aggregate amount equal to the Escrow Fund.

            10.1.2 In the case of any taxable period that includes (but does not end on) the Closing Date (a "STRADDLE PERIOD"), the amount of any Taxes based on or measured by income or receipts of the Target Companies for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any Target Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Target Companies for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

            10.1.3 Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Target Companies that are filed after the Closing Date.

            10.1.4 The Company Stockholders shall cooperate fully, as and to the extent reasonably requested by Parent or the Surviving Corporation, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include (upon the request of Parent or the Surviving Corporation) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.


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

                  10.1.4.1 The Company Stockholders further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed upon Parent, the Surviving Corporation or any of its Subsidiaries (including, but not limited to, with respect to the transactions contemplated hereby).

                  10.1.4.2 The Company Stockholders further agree, upon request, to provide Parent or the Surviving Corporation with all information that Parent or the Surviving Corporation may be required to report pursuant to Code Sections 6043 and 6043A and all Treasury Regulations promulgated thereunder.

            10.1.5 All tax-sharing agreements or similar agreements with respect to or involving the Target Companies shall be terminated as of the Closing Date and, after the Closing Date, the Target Companies shall not be bound thereby or have any liability thereunder.

            10.1.6 All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by the Company Stockholders when due, and the Company Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Parent will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation (provided such Tax Returns and documentation are satisfactory in form and substance to Parent).

      10.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the Parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a Party as such Party shall specify by like notice, except that, notwithstanding any notice by any holder of Company Stock to the contrary, any notice or communication to the Company Stockholder Representative shall be deemed to be a notice or communication to each holder of Company Stock):

            if to Parent or Merger Sub, to:

                        Progress Software Corporation
                        14 Oak Park
                        Bedford, MA  01730
                        Facsimile:  (781) 280-4304
                        Attention:  Joseph W. Alsop, Chief Executive Officer

            with copies to:

                        Progress Software Corporation
                        14 Oak Park
                        Bedford, MA  01730

                        Facsimile:  (781) 280-4035
                        Attention: James D. Freedman, Senior Vice President and General Counsel

                        and

                        Foley Hoag LLP
                        Seaport World Trade Center West
                        155 Seaport Boulevard
                        Boston, MA  02210
                        Facsimile:  (617) 832-7000
                        Attention:  Robert L. Birnbaum, Esq. and
                          John D. Hancock, Esq.

            if to the Company, to:

                        Actional Corporation
                        800 W. El Camino Real, Suite 120
                        Mountain View, CA  94040
                        Facsimile: (650) 210-8855
                        Attention:  Chief Financial Officer

            with a copy to:

                        Gunderson Dettmer Stough Villeneuve
                        Franklin & Hachigian, LLP
                        155 Constitution Drive
                        Menlo Park, CA  94025
                        Facsimile:  (650) 321-2800
                        Attention:  Brooks Stough, Esq.

            if to any holder of Company Stock or the Company Stockholder Representative, to:

                        Company Stockholder Representative
                        Standish O'Grady
                        One Bush Street, Suite 1350
                        San Francisco, CA  94104
                        Facsimile: (415) 591-7720

      10.3 INTERPRETATION; CERTAIN DEFINED TERMS.

            10.3.1 When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The headings contained in this Agreement are only for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. Reference to an agreement herein is to such agreement as amended in accordance with its terms up to the date hereof. Reference to a statute herein is to such statute, as amended.

            10.3.2 For purposes of this Agreement, "KNOWLEDGE" means, with respect to any fact, circumstance, event or other matter in question, the admission or actual knowledge of such fact, circumstance, event or other matter of (i) an individual, if used in reference to an individual, or (ii) any corporate officer of such Party (in the case of the Company, Daniel M. Foody, Alan Cooke, Tom Ryan, John Spencer and Mike Williams), if used in reference to a Person that is not an individual. Without limiting the foregoing, any such individual (including such officer) will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if such knowledge could be obtained from (y) reasonable inquiry of the persons employed by such Party charged with administrative or operational responsibility for such matters for such Party or (z) other investigation that is reasonable under the circumstances.

      10.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of Parent, Merger Sub, the Company, the Company Stockholder Representative and the Principal Stockholders and delivered to Parent and the Company, it being understood that all such Parties need not sign the same counterpart.

      10.5 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement, its Exhibits and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, it being understood that the Letter of Intent shall continue in full force and effect until the Closing and shall survive any termination of this Agreement in accordance with its terms; and (b) except as expressly set forth herein, including Section 6.9 hereof, are not intended to confer upon any other Person any rights or remedies hereunder.

      10.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      10.7 OTHER REMEDIES; SPECIFIC PERFORMANCE; FEES.

            10.7.1 Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the terms of Section 10.8, the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

            10.7.2 If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing Party shall recover, in addition to any other remedy granted to such Party therein, all such Party's costs and attorneys fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.

      10.8 GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement and the transactions contemplated hereby (including the Merger) shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. The Parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in Boston, Massachusetts for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (including the Merger) (and the Parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by certified mail shall be effective service of process for any action, suit or proceeding brought against the Parties in any such court. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the state or federal courts located in Boston, Massachusetts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

      10.9 RULES OF CONSTRUCTION. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

      10.10 ASSIGNMENT. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of Parent, Merger Sub, the Company and Company Stockholders who hold such number of shares of Company Stock sufficient to take the Required Stockholder Vote. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section
10.10 shall be void.

      10.11 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB, THE COMPANY, THE COMPANY STOCKHOLDERS and the company stockholder representative HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB, THE COMPANY, ANY COMPANY STOCKHOLDER or the company stockholder representative IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                    * * * * *

      IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Company Stockholder Representative and the Principal Stockholders have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

                              PROGRESS SOFTWARE CORPORATION

                              By: /s/ Norman R. Robertson
                                 ---------------------------------------------
                                 Norman R. Robertson, Senior Vice President,
                                 Finance and Administration and Chief
                                 Financial Officer

                              ACTC ACQUISITION CORP.

                              By: /s/ Norman R. Robertson
                                 ---------------------------------------------
                                 Norman R. Robertson, Treasurer

                              ACTIONAL CORPORATION

                              By: /s/ Tom Ryan
                                 ---------------------------------------------
                                 Tom Ryan, Chief Executive Officer

                              COMPANY STOCKHOLDER REPRESENTATIVE:

                              /s/ Standish O'Grady
                              ------------------------------------------------
                              Standish O'Grady, as Company Stockholder
                                    Representative

                                   SCHEDULE I

ENTITIES:

Arrowpath Entrepreneur Fund, LP
Arrowpath Fund II, LP
August Capital III, LP
E*Trade eCommerce Fund, LP
Granite Ventures, LP
Sevin Rosen Bayless Management Company
Sevin Rosen Fund VIII LP
Sevin Rosen VIII Affiliates Fund LP
NeoCarta Scout Fund, LLC
NeoCarta Ventures, LP
New Enterprise Associates VIII, LP
New Enterprise Associates 8A, LP
Todd U.S. Ventures, LLC


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